Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

NATURIUM LLC,

TCB-N PRELUDE BLOCKER CORP.,

THE CENTER BRANDS LLC,

ELAINE J. BALADY,

TCB PRELUDE HOLDINGS, LLC,

E.L.F. COSMETICS, INC.,

E.L.F. BEAUTY, INC.

and

THE CENTER BRANDS LLC (solely in its capacity as the Representative for purposes of Section 2.02, Section 2.03, Section 3.02, Section 7.07, Section 7.08, Section 7.11, Section 7.13, Section 8.03, Section 9.02 and ARTICLE X)

Dated as of August 28, 2023

i

Exhibit A:	Accounting Principles
Exhibit B:	Form of Unit Power
Exhibit C:	Form of Escrow Agreement
Exhibit D:	Net Working Capital Illustration
Exhibit E:	Lock-up Agreement
Exhibit F:	Transition Services Agreement
Exhibit G:	Selling Holder Questionnaire
Exhibit H:	Allocation Methodology

Annex A:	Naturium Membership Interests
Annex B:	Key Service Providers
Annex C:	Stock Consideration Allocation

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 28, 2023, by and among (i) Naturium LLC, a Delaware limited liability company (the “Company”), (ii) TCB-N Prelude Blocker Corp., a Delaware corporation (“Blocker”), (iii) The Center Brands LLC, a Delaware limited liability company (“TCB”), (iv) Elaine J. Balady, an individual (together with TCB, the “Naturium Sellers”), (v) TCB Prelude Holdings, LLC, a Delaware limited liability company (the “Blocker Seller”, and together with the Naturium Sellers, the “Sellers” and each, a “Seller”), (vi) e.l.f. Cosmetics, Inc. (“Buyer”), a Delaware corporation, (vii) e.l.f. Beauty, Inc. (“Parent”), a Delaware corporation and (viii) TCB (the “Representative”) (solely in its capacity as the Representative for purposes of Section 2.02, Section 2.03, Section 3.02, Section 7.07, Section 7.08, Section 7.11, Section 7.13, Section 8.03, Section 9.02 and ARTICLE X).

W I T N E S E T H:

WHEREAS, as of the date hereof, the Naturium Sellers collectively own 99,685.327 of the issued and outstanding units of the Company (the “Units”) representing One Hundred Percent (100%) of the issued and outstanding equity interests of the Company, and individually own the respective amount of Units set forth across each such Naturium Seller’s name on Annex A;

WHEREAS, the Blocker Seller owns One Hundred Percent (100%) of the issued and outstanding equity interests of Blocker (the “Blocker Stock”), which Blocker Stock is the only securities of Blocker that are issued and outstanding;

WHEREAS, as of the date hereof, Blocker owns certain units in TCB (the “Blocker TCB Units”);

WHEREAS, prior to the Closing Date, TCB shall cause certain Units owned by TCB to be distributed to Blocker in exchange for the redemption of one hundred percent (100%) of the Blocker TCB Units (the “Blocker Redemption”);

WHEREAS, immediately following the consummation of the Blocker Redemption, Blocker and the Naturium Sellers will collectively and directly own 100% of the issued and outstanding equity interests of the Company;

WHEREAS, in accordance with and subject to the terms of this Agreement, (a) Buyer desires to purchase from the Naturium Sellers, and the Naturium Sellers desire to sell to Buyer, all of the Naturium Seller Units (the “Purchased Company Membership Interests”) and (b) Buyer desires to purchase from the Blocker Seller, and the Blocker Seller desires to sell to Buyer, all of the Blocker Stock (the “Purchased Blocker Stock”, and together with the Purchased Company Membership Interests, the “Purchased Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of the individuals identified on Annex B (each, a “Key Service Provider”) is entering into an employment agreement or service agreement, as applicable, and related employment or service documentation with Buyer or one of its Affiliates (each, a “Service Agreement”), in each case to be subject to the occurrence of, and effective as of, the Closing; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of the Parent Stock Recipients (as defined below) is entering into an equity holder agreement with Buyer and Parent (each, an “Equity Holder Agreement”), in each case, to be subject to the occurrence of, and effective as of, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounting Firm” shall have the meaning set forth in Section 3.02(b).

“Accounting Principles” shall mean the accounting policies, principles, practices and methodologies set forth in Exhibit A.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, the sale, license or other disposition of all or a material portion of the business or assets of the Company, whether pursuant to a merger, consolidation, business combination, reorganization or other similar transaction, other than, for the avoidance of doubt, sales, licenses, dispositions or acquisitions of inventory in the ordinary course of business.

“Adjustment Escrow Account” shall mean the escrow account established, designated and administered by the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” shall mean an amount of cash equal to $2,250,000.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.

“Affiliate Transactions” shall have the meaning set forth in Section 5.08.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocation Methodology” shall have the meaning set forth in Section 7.11(f).

“Allocation Schedule” shall have the meaning set forth in Section 7.11(f).

“Anticorruption Laws” shall have the meaning set forth in Section 5.22(a).

“Antitrust Laws” shall have the meaning set forth in Section 7.05(c).

“Balance Sheet Date” shall have the meaning set forth in Section 5.03.

“Bankers’ Fees” shall mean the aggregate amount of fees and expenses payable to the Persons set forth on Schedule 1.01(a) solely to the extent (i) payable by the Company and (ii) incurred in connection with the transactions contemplated by this Agreement.

“Bid Process” shall have the meaning set forth in Section 7.19(c).

“Blocker” shall have the meaning set forth in the preamble hereto.

“Blocker Redemption” shall have the meaning set forth in the recitals hereto.

“Blocker Seller” shall have the meaning set forth in the preamble hereto.

“Blocker Seller Closing Consideration” shall mean an aggregate amount in cash equal to (a)(i) the Closing Consideration, multiplied by (ii) a fraction equal to (1) the number of Units owned by Blocker immediately prior to Closing, divided by (2) the total number of Units outstanding immediately prior to Closing, plus (b) the Estimated Blocker Cash, minus (c) the Estimated Blocker Indebtedness.

“Blocker Stock” shall have the meaning set forth in the recitals hereto.

“Blocker TCB Units” shall have the meaning set forth in the recitals hereto.

“Blocker Units” shall have the meaning set forth in Section 3.01.

“Books and Records” shall have the meaning set forth in Section 7.13(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York or Los Angeles are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any fact, event, development, circumstance, effect or change (an “Event”) that, individually or in the aggregate, (x) prevents or has a material adverse effect on the ability of Parent or Buyer to perform its obligations under, or consummate the transactions contemplated by, this Agreement or causes a material delay in the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement or (y) has resulted in, or would reasonably be expected to result in, a material adverse effect on the results of operations, business or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, but, solely with respect to clause (y), no Event to the extent resulting from, relating to or attributable to any of the following, alone or in combination and including the effect of any of the following, shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Buyer Material Adverse Effect”: (a) the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Company (including, in each case, the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, distributors, partners, employees or Governmental Authorities), (b) the announcement by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement (other than to the extent Buyer has consented to any such announcement), (c) general changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (d) changes in the credit, debt, financial or capital markets generally or changes in prevailing interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes or proposed changes in Laws applicable to Parent and its subsidiaries (including any applicable COVID-19 Measures) or changes or proposed changes in GAAP or any other generally accepted accounting principles or changes or proposed changes in the interpretation of any of the foregoing, (f) changes generally affecting the industries or the segments thereof or the markets in which Parent and its subsidiaries operate, (g) natural disasters, calamities, epidemics, pandemics (including COVID-19), weather conditions, cyberattacks, similar force majeure events or any military conflict, outbreak or escalation of hostilities or declared or undeclared war, (h) any COVID-19 Measures or any change in COVID-19 Measures or the interpretation or enforcement of any COVID-19 Measures, (i) terrorism of any kind, (j) any action taken by Parent or Buyer at the written direction of the Company, any Seller, the Representative or any of their Affiliates, (k) any failure by Parent or Buyer to meet projections, forecasts, estimates or financial analyses for the Parent or Buyer, including projections, forecasts, estimates or financial analyses prepared for, by or on behalf of the Parent or Buyer or any of their Affiliates (provided, however, that any Event that caused such failure to meet projections, forecasts, estimates or financial analyses shall not be excluded under this clause (k)), or (l) any action explicitly required to be taken pursuant to Section 7.03, Section 7.04 or Section 7.05; provided, however, that in the case of the foregoing clauses (c) (d), (e), (f), (g) or (i), any such Event shall be considered when determining whether a Buyer Material Adverse Effect has occurred solely to the extent it has a materially disproportionate and adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry.

“Buyer Related Party” shall mean any former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of Buyer (including, from and after the Closing, the Company and Blocker), or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing.

“Buyer Released Person” shall have the meaning set forth in Section 10.19.

“Buyer Releasing Person” shall have the meaning set forth in Section 10.19.

“Buyer Tax Contest” shall have the meaning set forth in Section 7.11(e).

“Buyer Tax Returns” shall have the meaning set forth in Section 7.11(c)(ii).

“Calculation Time” shall mean 12:01 a.m. Pacific Time on the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Securities Act of 2020, Pub. L. 116-136, or any similar applicable federal, provincial, state or local Law.

“Chosen Courts” shall have the meaning set forth in Section 10.09(a).

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Blocker Cash” shall mean the amount equal to all unrestricted cash and cash equivalents of Blocker as of the Calculation Time. Closing Blocker Cash will be calculated net of issued but uncleared checks, wires and drafts and will include checks, wire transfers and drafts deposited or available for deposit for the account of Blocker. For the avoidance of doubt, Closing Blocker Cash shall not reflect deductions for the Equity Holder Expenses because the Equity Holder Expenses are separately adjusted.

“Closing Blocker Indebtedness” shall mean the Indebtedness of Blocker as of the Calculation Time. For the avoidance of doubt, (i) Closing Blocker Indebtedness shall not include any Indebtedness of the Company as of the Calculation Time and (ii) Closing Blocker Indebtedness will include any Taxes incurred in connection with the Blocker Redemption, without duplication of any Taxes that would otherwise already be included as part of Pre-Closing Income Taxes.

“Closing Cash” shall mean the amount equal to all unrestricted cash, cash equivalents (including, for the avoidance of doubt, all credit card processor receipts) and lease deposits of the Company as of the Calculation Time. Closing Cash will be calculated net of issued but uncleared checks, wires and drafts and will include checks, wire transfers and drafts deposited or available for deposit for the account of the Company. For the avoidance of doubt, Closing Cash shall not reflect deductions for the Equity Holder Expenses because the Equity Holder Expenses are separately adjusted.

“Closing Consideration” shall mean an amount equal to (a) the Total Enterprise Value, minus (b) the Estimated Indebtedness, plus (c) the Estimated Cash, plus (d) the Estimated Net Working Capital Adjustment, minus (e) the Adjustment Escrow Amount, minus (f) the Estimated Equity Holder Expenses and minus (g) the Representative Expense Fund.

“Closing Date” shall have the meaning set forth in Section 2.04.

“Closing Indebtedness” shall mean the Indebtedness of the Company as of the Calculation Time. For the avoidance of doubt, Closing Indebtedness shall not include any Indebtedness of Blocker as of the Calculation Time.

“Closing Net Working Capital” shall mean the Net Working Capital as of the Calculation Time.

“Closing Net Working Capital Adjustment” shall mean the amount (which may be a positive or negative number) equal to (i) the Closing Net Working Capital less (ii) the Target Net Working Capital.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Group” shall mean each of the Company and TCB and each of their respective Affiliates.

“Company Personal Data” shall mean Personal Data that is used by, or necessary to the operation of, the Company.

“Company Products” means all products and services offered, owned, manufactured, advertised, promoted, marketed, licensed, sold, imported, exported, distributed or otherwise made available by the Company, including any product under development by the Company.

“Company Service Provider” shall mean each director, officer, employee, independent contractor or other individual service provider, in each case, of the Company.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 8, 2023, by and between Buyer and the Company.

“Continuing Employees” shall have the meaning set forth in Section 7.10(a).

“Contract” shall mean a legally binding contract, agreement or other legally binding commitment in the nature of a contract, whether written or oral.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention, the World Health Organization, the Occupational Safety and Health Administration, or an industry group providing for business closures, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Person” shall have the meaning set forth in Section 7.09(a).

“D&O Insurance” shall have the meaning set forth in Section 7.09(a).

“Damaged Party” shall have the meaning set forth in Section 9.03.

“DOJ” shall mean the U.S. Department of Justice.

“Employer Funded Payroll Taxes” shall mean the employer portion of any payroll, social security, unemployment or similar Taxes, which shall be calculated assuming, for purposes of applying any applicable social security or other wage base, that all wages payable to the applicable employee for the applicable taxable year have already been paid.

“Enforceability Limitations” shall mean any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Environmental Law” shall mean any Law relating to pollution or protection of the environment, or public or worker health or safety, including the Release of any Hazardous Materials.

“Equity Holder Agreement” shall have the meaning set forth in the recitals.

“Equity Holder Expenses” shall mean, without duplication, solely to the extent that any of the following obligations remain unpaid immediately prior to the Closing, the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company or Blocker (or any of the Sellers or other Persons if payable by the Company or Blocker) arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the sale process conducted with respect to the Company, including (a) the Bankers’ Fees, (b) all third party out-of-pocket fees, costs and expenses incurred by or on behalf of the Company or Blocker (solely to the extent, in each case, such amounts are a liability of and are due and payable by the Company or Blocker) in connection with the sale process conducted with respect to the Company, or the negotiation and execution of this Agreement or the transactions contemplated by this Agreement (including any such fees and expenses of legal, accounting, broker’s investment banker’s, consultant’s, advisor’s and finder’s fees) (whether incurred or accrued prior to or after the Closing and whether or not such amounts have been invoiced as of or prior to the Closing) and (c) any transaction bonuses, change-in-control payments, termination or severance payments, retention payments or similar payments or any increase of any compensation or benefits, in each case, that become due or payable, either alone or in combination with another event, by the Company as a result of or in connection with the transactions contemplated by this Agreement (excluding, in each case, Phantom Unit Consideration and any increase, arrangement or agreement that was provided or entered into at the direction of the Buyer), together with the Employer Funded Payroll Taxes arising as a result of the payment thereof. Notwithstanding anything to the contrary contained herein, in no event shall “Equity Holder Expenses” include any (i) costs, fees or expenses related to the purchase of the “tail” policy pursuant to Section 7.09(a), (ii) fees referred to in Section 7.05, (iii) amounts to the extent taken into account in the calculation of Closing Indebtedness or Closing Net Working Capital, (iv) any of the costs, fees and expenses of the RWI Policy, (v) any of the costs, fees and expenses of the Escrow Agent, (vi) any of the costs, fees or expenses in connection with, arising out of or related to any financing obtained or to be obtained by Buyer or any of its Affiliates, or (vii) any fees or expenses that have been paid by or on behalf of the Company prior to the Closing.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be considered a single employer with any member of the Company Group under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” shall mean U.S. Bank N.A.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as Exhibit C.

“Estimated Blocker Cash” shall have the meaning set forth in Section 3.01.

“Estimated Blocker Indebtedness” shall have the meaning set forth in Section 3.01.

“Estimated Cash” shall have the meaning set forth in Section 3.01.

“Estimated Equity Holder Expenses” shall have the meaning set forth in Section 3.01.

“Estimated Indebtedness” shall have the meaning set forth in Section 3.01.

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 3.01.

“Estimated Statement” shall have the meaning set forth in Section 3.01.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exhibits” shall mean the exhibits to this Agreement.

“FCPA” shall have the meaning set forth in Section 5.22(a).

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDCA” shall have the meaning set forth in Section 5.23(a).

“Final Blocker Cash” shall have the meaning set forth in Section 3.02(f).

“Final Blocker Indebtedness” shall have the meaning set forth in Section 3.02(f).

“Final Blocker Seller Closing Consideration” shall have the meaning set forth in Section 3.02(f).

“Final Cash” shall have the meaning set forth in Section 3.02(e).

“Final Closing Consideration” shall have the meaning set forth in Section 3.02(e).

“Final Equity Holder Expenses” shall have the meaning set forth in Section 3.02(e).

“Final Indebtedness” shall have the meaning set forth in Section 3.02(e).

“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 3.02(e).

“Final Statement” shall have the meaning set forth in Section 3.02(c).

“Financial Statements” shall have the meaning set forth in Section 5.03.

“Flow-Through Returns” shall have the meaning set forth in Section 7.11(c)(i).

“Fraud” shall mean, with respect to any Person, actual and intentional fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties expressly set forth in ARTICLE IV, ARTICLE V and ARTICLE VI of this Agreement. For the avoidance of doubt, (x) “Fraud” does not include any claim for fraud based on negligence or recklessness or equitable fraud, promissory fraud or constructive fraud and (y) with respect to any Person, Fraud shall be deemed to exist only if committed by such Person.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” shall mean any (a) judicial, legislative, executive, regulatory, administrative or taxing authority, including any governmental tribunal, or (b) governmental or quasi-governmental entity or authority, whether local, state, provincial, federal, municipal, foreign or otherwise.

“Government Official” shall mean (a) any full- or part-time officer or employee of any Governmental Authority, whether elected or appointed; (b) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (c) any political parties, political party officials, or candidates for political office.

“Hazardous Materials” shall mean any substances, materials or wastes that are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, as amended.

“Identified Counsel” shall have the meaning set forth in Section 10.07.

“Income Tax” shall mean (i) any Tax measured by or imposed on the net income of the applicable taxpayer, (ii) any franchise Tax imposed in lieu of a net income Tax, and (iii) any similar Tax imposed on or with respect to business income, howsoever denominated.

“Indebtedness” of any Person at any date shall mean, without duplication, any Liability of such Person for any amount owed (including all Obligations) in respect of (a) borrowed money, (b) obligations evidenced by a note, bond, debenture or similar instrument or arising under indentures, (c) letters of credit or acceptances issued or created for the account of such Person, but only to the extent drawn, (d) obligations as lessee for a lease classified as a capital lease or finance lease in the Financial Statements or in accordance with GAAP (but excluding the effects of ASC 842); provided, however, for the avoidance of doubt, any obligations associated with leases classified as operating leases in the Financial Statements will be excluded from Indebtedness, (e) in the case of the Company, all severance pay in lieu of notice or any severance obligations outstanding, or similar payments due to any current or former Company Service Provider (excluding, in each case, any severance benefits provided at the written direction of the Buyer), together with the Employer Funded Payroll Taxes arising as a result of the payment thereof; (f) obligations secured by any Lien existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (g) obligations arising out of interest rate swap agreements, interest rate hedge agreements and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (h) the deferred purchase price of property, goods or services, (i) Pre-Closing Income Taxes, (j) in the case of the Company, payables owing by the Company to any Seller or any of their respective Affiliates, in each case, that are not settled, terminated, forgiven, extinguished, written off, cancelled or otherwise cleared pursuant to Section 7.18 prior to the Calculation Time, (k) in the case of the Company, delinquent trade accounts, accrued expenses and other payables that are more than sixty (60) days overdue and (l) guarantees of any of the foregoing for the benefit of another Person. Indebtedness shall not include (i) any amounts pursuant to Buyer’s or its Affiliates’ financing, or (ii) any amounts reflected in Net Working Capital or Equity Holder Expenses.

“Intellectual Property” shall mean all intellectual property rights in any jurisdiction, whether registered or unregistered, including those in and to (a) trademarks, service marks, logos, brand names, trade dress, trade names, other indicia of source and the goodwill associated with the foregoing, (b) patents, patent applications, (whether or not patentable or reduced to practice), together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (c) copyrights and all works of authorship (whether or not copyrightable), (d) trade secrets, know-how, inventions, processes, techniques, protocols, methods, formulae, specifications and confidential information and (e) domain names; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant contained in this Agreement, a Person’s breach of such representation, warranty agreement or covenant that is a consequence of an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows would cause a breach of such representation, warranty, agreement or covenant.

“Inventory” means all inventories of raw materials, work-in-process, products, finished goods, supplies, and other inventories under the control of the Company and for which the Company holds title, including all such items (a) in transit from suppliers of the Company or to customers of the Company, (b) held for delivery at the Company’s contract manufacturers or third-party fulfillment centers, or (c) held on consignment by third parties.

“Key Customers” shall have the meaning set forth in Section 5.26.

“Key Suppliers” shall have the meaning set forth in Section 5.25.

“Latest Financial Statements” shall have the meaning set forth in Section 5.03.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, policy, constitution, treaty, code, Order, directive, rule, regulation or other binding requirement of a Governmental Authority.

“Leases” shall have the meaning set forth in Section 5.14(b).

“Liability” means any debt, obligation, loss, cost, expense or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, loss, cost, expense or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Liens” shall mean any lien, security interest, mortgage, charge, encumbrance, claim, option, right of first refusal, preemptive right, exclusive license, pledge or similar encumbrance or restriction (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Litigation” shall mean any action, arbitration, claim, suit, complaint, litigation, mediation or proceeding (including any civil, criminal, administrative, or appellate proceeding) or hearing, in each case that is commenced, brought, conducted or heard by or before any court or other Governmental Authority, or any prosecution by any Governmental Authority.

“Lock-up Agreement” shall mean a lock-up agreement in the form attached hereto as Exhibit E.

“Material Adverse Effect” shall mean, with respect to the Company, any Event that, individually or in the aggregate, (x) prevents or has a material adverse effect on the ability of the Company or any Seller to consummate the transactions contemplated by this Agreement or (y) has resulted in, or would reasonably be expected to result in, a material adverse effect on the results of operations, business or condition (financial or otherwise) of the Company taken as a whole, but, solely with respect to clause (y), no Event to the extent resulting from, relating to or attributable to any of the following, alone or in combination and including the effect of any of the following, shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) the announcement or pendency of the transactions contemplated by this Agreement or the identity of Buyer and its Affiliates (including, in each case, the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, distributors, partners, employees or Governmental Authorities), (b) the announcement of Buyer’s or any of its Affiliates’ plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company, (c) general changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (d) changes in the credit, debt, financial or capital markets generally or changes in prevailing interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes or proposed changes in Laws applicable to the Company (including any applicable COVID-19 Measures) or changes or proposed changes in GAAP or any other generally accepted accounting principles or changes or proposed changes in the interpretation of any of the foregoing, (f) changes generally affecting the industries or the segments thereof or the markets in which the Company operates, (g) natural disasters, calamities, epidemics, pandemics (including COVID-19), weather conditions, cyberattacks, similar force majeure events or any military conflict, outbreak or escalation of hostilities or declared or undeclared war, (h) any COVID-19 Measures or any change in COVID-19 Measures or the interpretation or enforcement of any COVID-19 Measures, (i) terrorism of any kind, (j) any action taken by the Company or any Seller at the written direction of Buyer or any of its Affiliates, (k) any failure by the Company to meet projections, forecasts, estimates or financial analyses for the Company, including projections, forecasts, estimates or financial analyses prepared for, by or on behalf of Buyer or any of its Affiliates (provided, however, that any Event that caused such failure to meet projections, forecasts, estimates or financial analyses shall not be excluded under this clause (k)), or (l) any action explicitly required to be taken pursuant to Section 7.03, Section 7.04 or Section 7.05; provided, however, that in the case of the foregoing clauses (c) (d), (e), (f), (g) or (i), any such Event shall be considered when determining whether a Material Adverse Effect has occurred solely to the extent it has a materially disproportionate and adverse effect on the business, results of operations or financial condition of the Company, taken as a whole, as compared to other similarly situated Persons operating in the same industry.

“Material Contracts” shall have the meaning set forth in Section 5.12.

“Naturium Seller Closing Cash Consideration” shall mean an aggregate amount equal to (a)(i) the Closing Consideration, multiplied by (ii) a fraction equal to (1) the number of Units owned by the Naturium Sellers immediately prior to Closing, divided by (2) the total number of Units outstanding immediately prior to Closing, minus (b) the Stock Consideration Value, minus (c)(i) the Phantom Unit Cash Consideration payable at the Closing as set forth on the Payout Schedule, plus (ii) the aggregate amount of the Employer Funded Payroll Taxes arising as a result of the payment of the Phantom Unit Cash Consideration payable at the Closing and the issuance of the Phantom Unit Stock Consideration.

“Naturium Seller Units” shall have the meaning set forth in Section 3.01.

“Naturium Sellers” shall have the meaning set forth in the preamble hereto.

“NDC Number” shall mean the unique ten- or eleven- digit code registered with the FDA with respect to a drug product intended for human use in the United States.

“Net Working Capital” shall mean (a) the book value of all current assets (excluding any Closing Cash, prepaid interest on capital loans and all income Tax assets and deferred Tax assets) of the Company, minus (b) the book value of all current liabilities (excluding Equity Holder Expenses, Indebtedness, capital loans, short-term ROU lease liabilities, income Tax liabilities, unpaid sales Tax for taxable periods ending on or before December 31, 2022, to the extent disclosed on Schedule 5.21(a), unpaid use Tax for taxable periods ending on or before December 31, 2022, and all deferred Tax liabilities) of the Company, in each case, as calculated in accordance with the Accounting Principles and the methodology utilized to prepare Exhibit D. Additionally, Net Working Capital will not include (i) any assets or liabilities specifically excluded from such calculations as set forth in the Accounting Principles or Exhibit D, (ii) any receivable between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand (including, for certainty, amounts held in any intercompany cash clearing account), (iii) any payables between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand or (iv) any introduction of any new account line items or new reserves (other than to the extent required by GAAP). Set forth on Exhibit D is a sample calculation of Net Working Capital as if the Closing had occurred on the Balance Sheet Date.

“Non-Blocker Seller” shall have the meaning set forth in Section 3.02(d).

“Nonparty Affiliate” shall have the meaning set forth in Section 10.15.

“NYSE” shall mean the New York Stock Exchange, any successor stock exchange operated by the New York Stock Exchange or any successor thereto.

“Objection Notice” shall have the meaning set forth in Section 3.02(b).

“Obligations” shall mean, with respect to any Liability, any principal, accrued but unpaid interest, premium thereon, any prepayment penalties, breakage costs, fees, reimbursements required to be paid under the documentation governing such Indebtedness or similar charges arising as a result of the discharge of any such Liability, and any payments or premiums attributable to, or which arise as a result of, a change of control of the debtor or an Affiliate of the debtor.

“Order” shall mean any judgment, order, writ, injunction, decision, determination, award, stipulation, ruling, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or issued by, any Governmental Authority or arbitrator.

“Organizational Documents” shall mean (w) with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; (x) with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; (y) with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership; and (z) with respect to any other business entity, any similar documents providing for such entity’s organization and governance.

“Owned Intellectual Property” shall mean all Intellectual Property owned, or purported to be owned, by the Company.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent SEC Documents” shall have the meaning set forth in Section 6.12.

“Parent Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Stock Price” shall mean $124.6760, which represents the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the third trading day immediately preceding the date on which this Agreement is executed.

“Payout Schedule” shall have the meaning set forth in Section 3.01.

“Permits” shall have the meaning set forth in Section 5.09(a).

“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other similar Liens arising by operation of Law, (b) Liens for Taxes, assessments, or other governmental charges that are not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (c) imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters that affect title to the property or assets of the Company but do not materially detract from the value or marketability of the property or asset to which they relate or materially impair the current use or operation of the property or asset to which they relate, (d) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor, sublessor or other person in title under any real property license, lease or other agreement or in the real property being licensed, leased or occupied (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) zoning or building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon in each case that do not adversely affect in any material respect, individually or in the aggregate, the current use of the applicable Facilities, (g) Liens arising in the ordinary course of business under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (h) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) matters disclosed by any existing title insurance policies or title reports made available to Buyer prior to the date hereof, (j) Liens on any estate superior to the interest of the Company in any leased realty, (k) non-exclusive licenses or other rights granted under Owned Intellectual Property in the ordinary course of business and (l) other Liens that do not materially impair the value or current or intended use of any property or assets of the Company.

“Permitted Securities Liens” shall mean any transfer restrictions imposed by applicable securities Laws or under the Organizational Documents of the Company, as applicable.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, Governmental Authority or other entity or organization.

“Personal Data” shall mean information or data, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, including “personally identifiable information,” “personal information,” “personal data,” or any similar term defined by any applicable Privacy Laws.

“Phantom Unit Agreement” shall mean each Phantom Unit Agreement entered into between a Company Service Provider and The Center Brands Collective LLC.

“Phantom Unit Cash Consideration” has the meaning set forth in Section 2.06.

“Phantom Unit Holder” means any current or former Company Service Provider who is party to a Phantom Unit Agreement.

“Phantom Unit Consideration” has the meaning set forth in Section 2.06.

“Phantom Unit Stock Consideration” has the meaning set forth in Section 2.06.

“Plan” shall mean each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) compensation or benefit Contract, plan, program, agreement, policy or arrangement (including, but not limited to, consulting, employment, compensation, bonus, deferred compensation, incentive compensation, equity purchase, stock option or other equity or equity-based, employee stock ownership, tax gross-up, vacation, paid time off, retention, change-in-control, transaction, severance or termination pay or protection, hospitalization or other medical, life or other insurance, profit-sharing, pension or retirement or fringe benefit plan, program, agreement or arrangement), in each case, whether or not written, (x) that is sponsored, maintained or contributed to or required to be contributed to by the Company Group for the benefit of any current or former Company Service Provider or (y) for which the Company has any direct or indirect liability (whether actual or contingent).

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 3.02(e).

“Post-Closing Adjustment Statement” shall have the meaning set forth in Section 3.02(a).

“Post-Closing Blocker Adjustment Amount” shall have the meaning set forth in Section 3.02(f).

“Pre-Closing Period” shall have the meaning set forth in Section 7.01.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period ending at the end of the day on the Closing Date.

“Pre-Closing Income Taxes” shall mean the amount of unpaid Income Taxes of the Company or Blocker (as applicable) for any Pre-Closing Tax Period (which shall not be an amount less than zero with respect to each applicable jurisdiction and type of Tax) that are either (A) first due and payable after the Closing Date or (B) imposed with respect to any Pre-Closing Tax Period beginning on or after January 1, 2022; provided that, (i) such liabilities shall be calculated solely with respect to either the jurisdictions in which TCB, the Company or Blocker (as applicable) is currently filing Tax Returns with respect to such Income Taxes or the jurisdictions in which TCB, the Company or Blocker (as applicable) began doing business, exceeded a nexus threshold or otherwise became subject to Income Tax, in each case, in 2022 or thereafter, (ii) for the avoidance of doubt, Transaction Deductions, estimated Tax payments, net operating losses and Tax credits shall be taken into account in the Pre-Closing Tax Period to the extent such Transaction Deductions, estimated Tax payments, net operating losses and credits actually reduce Pre-Closing Income Taxes, (iii) all deferred tax liabilities established for GAAP purposes shall be excluded, and (iv) the amount of Income Taxes allocable to the portion of any Straddle Period ending on and including the Closing Date shall be determined in accordance with Section 7.11(c)(iii).

“Privacy Laws” shall mean all applicable Laws, and legally binding guidance, guidelines and standards, in each case, as amended, consolidated, re-enacted, or replaced from time to time, relating to the protection or Processing of Personal Data, including as applicable, the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act; the Illinois Biometric Privacy Act; and the Payment Card Industry Data Security Standards.

“Privacy Requirements” shall have the meaning set forth in Section 5.20.

“Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Laws) of Company Personal Data.

“Product Laws” have shall have the meaning set forth in Section 5.23(a).

“Purchased Blocker Stock” shall have the meaning set forth in the recitals hereto.

“Purchased Company Membership Interests” shall have the meaning set forth in the recitals hereto.

“Purchased Securities” shall have the meaning set forth in the recitals hereto.

“Registrable Securities” means the shares of Parent Stock issued in connection with the Closing pursuant to this Agreement as part of the Stock Consideration; provided, however, that shares of Parent Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering the resale of such Registrable Securities under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (iii) the date when all Registrable Securities covered by the Registration Statement first become eligible for sale pursuant to Rule 144 without volume limitation.

“Related Persons” shall have the meaning set forth in Section 5.08.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Released Person” shall have the meaning set forth in Section 10.19.

“Releasing Person” shall have the meaning set forth in Section 10.19.

“Representative” shall have the meaning set forth in the preamble hereto.

“Representative Expense Fund” shall mean an amount in cash equal to $200,000.

“Representative Losses” shall have the meaning set forth in Section 10.21(c).

“RWI Policy” shall mean the Buyer-Side Representations and Warranties Insurance Policy that shall be obtained by Buyer in connection with this Agreement and the transactions contemplated hereby, bound as of the date hereof.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or His Majesty’s Treasury of the United Kingdom; (b) any Person organized, operating, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“Schedules” shall mean the disclosure schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Group” shall have the meaning set forth in Section 10.16.

“Seller Intentional Breach Termination” shall mean a termination by Buyer of this Agreement pursuant to Section 9.02(d), which termination results from an Intentional Breach by the Company or Sellers.

“Seller Related Party” shall mean (i) any Persons that at any time prior to the Closing are or were direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of the Company or Blocker and (ii) any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the Persons referred to in clause (i) of this definition.

“Seller Released Person” shall have the meaning set forth in Section 10.19.

“Seller Releasing Person” shall have the meaning set forth in Section 10.19.

“Seller Tax Contest” shall have the meaning set forth in Section 7.11(e).

“Seller Tax Returns” shall have the meaning set forth in Section 7.11(c)(i).

“Selling Holder Questionnaire” shall mean a selling holder questionnaire in the form of Exhibit G attached hereto.

“Solvent” shall have the meaning set forth in Section 6.07.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Stock Consideration” shall mean 577,659 shares of Parent Stock.

“Stock Consideration Value” shall mean $72,020,000.

“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiary) is the managing member or general partner, or owns securities or equity or other interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person.

“Target Net Working Capital” shall mean $9,000,000.

“Tax Contest” shall mean any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Governmental Authority with respect to any Tax matter during any taxable period.

“Tax Return” shall mean any return, report, information return or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes.

“Taxes” shall mean (a) all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (whether disputed or not), and any interest, penalties or additions attributable thereto, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement).

“Termination Date” shall have the meaning set forth in Section 9.02(b).

“Total Enterprise Value” shall mean $355,000,000.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country and applicable to the Company, except to the extent inconsistent with U.S. law.

“Transaction Deductions” shall mean any Tax deduction of the Company or Blocker (as applicable) for a Pre-Closing Tax Period permitted under applicable Law (in each case, at a “more likely than not” or higher standard) with respect to (i) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or Blocker (as applicable) and included in Final Indebtedness or the Closing Net Working Capital used to determine the Final Net Working Capital Adjustment, (ii) Final Equity Holder Expenses, including, for this purpose, amounts that would be Final Equity Holder Expenses but for their payment prior to the Calculation Time, (iii) any other deductible payments attributable to the transactions contemplated by this Agreement that are paid by the Sellers (and not taken into account as a credit in determining the Final Closing Consideration or Final Blocker Seller Closing Consideration or reimbursed by Buyer) or taken into account as a reduction in determining the Final Closing Consideration or Final Blocker Seller Closing Consideration and (iv) the payment of the Phantom Unit Consideration to the Phantom Unit Holders.

“Transaction Documents” shall mean the Escrow Agreement, the Lock-up Agreements, the Selling Holder Questionnaires, the Transition Services Agreement, the Equity Holder Agreements and all other instruments, certificates and other agreements entered into by the parties pursuant to the terms of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 7.11(a).

“Transition Services Agreement” means the Transition Services Agreement between TCB, on the one hand, and the Company, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit F.

“Units” shall have the meaning set forth in the recitals hereto.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988 and its regulations, and any similar state, local and foreign Laws.

Section 1.02 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Buyer shall purchase, acquire and accept from the Naturium Sellers, and the Naturium Sellers shall sell, transfer, assign, convey and deliver to Buyer, all of the Purchased Company Membership Interests, free and clear of any and all Liens (other than Permitted Securities Liens) and (b) Buyer shall purchase, acquire and accept from the Blocker Seller, and the Blocker Seller shall sell, transfer, assign, convey and deliver to Buyer, all of the Purchased Blocker Stock, free and clear of any and all Liens (other than Permitted Securities Liens).

Section 2.02 Purchase Price.

(a) Closing Date Payment. At the Closing, upon the terms and subject to the conditions contained herein, Buyer will, and Parent will cause Buyer to, make the payments set forth in this Section 2.02(a), or will cause such payments to be made, in each case by wire transfer of immediately available funds, as follows:

(i) to the Escrow Agent, an amount equal to the Adjustment Escrow Amount;

(ii) to the Representative, the Representative Expense Fund, as directed by the Representative no later than three (3) Business Days prior to the Closing Date;

(iii) on behalf of the Sellers or the Company, as applicable, to each Person owed Equity Holder Expenses, an amount in cash set forth opposite such Person’s name in the Estimated Statement to the account or accounts designated by such Person therein;

(iv) on behalf of the Company, to each holder of Indebtedness (or agent, trustee or representative acting on behalf of such holder of Indebtedness) from which Buyer shall have received a Payoff Letter, the portion of the Estimated Indebtedness required to be paid pursuant to such Payoff Letter to the account or accounts designated in such Payoff Letter;

(v) on behalf of TCB and its equity holders, an amount equal to the sum of (A) the Phantom Unit Cash Consideration payable at the Closing as set forth on the Payout Schedule plus (B) the aggregate amount of the Employer Funded Payroll Taxes payable as a result of the payment and issuance of the Phantom Unit Consideration payable or issuable at the Closing as set forth on the Payout Schedule, to the Company’s payroll administrator, which, in the case of subclause (A) is to be paid to each Phantom Unit Holder, less applicable withholding Taxes in respect of the Phantom Unit Holder’s aggregate Phantom Unit Consideration payable or issuable at the Closing as set forth on the Payout Schedule, in accordance with the Company’s payroll practices on the Closing Date in such amounts as set forth on the Payout Schedule;

(vi) to each Naturium Seller, such Naturium Seller’s share of the Naturium Seller Closing Cash Consideration (as set forth on the Payout Schedule), in each case, in accordance with the payment instructions set forth in the Payout Schedule; and

(vii) to the Blocker Seller, an amount equal to the Blocker Seller Closing Consideration in accordance with the payment instructions set forth in the Payout Schedule.

(b) Stock Consideration. At the Closing, upon the terms and subject to the conditions contained herein, Parent will instruct its transfer agent to cause the Stock Consideration to be accepted into The Depository Trust Company and to be issued (in uncertificated book-entry form) to (i) TCB for further distribution to the TCB Parent Stock Recipients, in each case, in accordance with the instructions set forth in the Payout Schedule and Section 7.23(a) and (ii) to the Phantom Unit Parent Stock Recipients in accordance with the instructions set forth in the Payout Schedule and Section 2.06.

Section 2.03 Closing Deliverables.

(a) At the Closing, Buyer shall deliver, or cause to be delivered, to the Representative:

(i) a copy of the Escrow Agreement, duly executed by Buyer; and

(ii) a copy of the Transition Services Agreement, duly executed by Buyer.

(b) At the Closing, the Sellers shall deliver, or shall cause to be delivered, to Buyer:

(i) from each Naturium Seller, one or more instruments transferring such Naturium Seller’s Naturium Seller Units, in substantially the form of Exhibit B attached hereto;

(ii) from the Blocker Seller, a stock power transferring the Blocker Stock;

(iii) a copy of the Escrow Agreement, duly executed by the Representative;

(iv) a duly executed and completed IRS Form W-9 from each of the Naturium Sellers and the Blocker Seller;

(v) at least two (2) Business Days prior to Closing (or such shorter period as may be agreed by Buyer), (I) a customary payoff letter from each holder of any portion of such outstanding Indebtedness listed on Schedule 5.03(f) (other than the holders of such Indebtedness listed on Schedule 2.03(b)(v)) for borrowed money of the Company or Blocker, that is guaranteed by the Company or Blocker or that is secured by a Lien on any asset or property of the Company or Blocker (the “Closing Payoff Indebtedness”) (or agent, trustee or representative acting on behalf of such holders) in a form reasonably satisfactory to Buyer (A) indicating the payoff amount required to be paid to discharge such Closing Payoff Indebtedness at the Closing, (B) if such Closing Payoff Indebtedness is secured by any Lien, agreeing to release such Liens (other than Permitted Liens) immediately following receipt of the payoff amount and (C) if applicable, indicating that the holders of such Closing Payoff Indebtedness (or agent, trustee or representative acting on behalf of such holders) shall return all possessory and original collateral on the Closing Date (subject to receipt by the holders of such Closing Payoff Indebtedness (or agent, trustee or representative acting on behalf of such holders) of the applicable payoff amounts) and (II) any other customary Lien terminations, intellectual property releases and other terminations and instruments of discharge reasonably requested by Buyer, in a form reasonably satisfactory to Buyer, to evidence the payoff, discharge and termination in full on the Closing Date of the Closing Payoff Indebtedness (such payoff letters and releases under clauses (I) and (II), collectively, the “Payoff Letters”);

(vi) a copy of the “tail” policy obtained pursuant to Section 7.09(a) (or other evidence thereof reasonably satisfactory to Buyer);

(vii) resignations of all officers, managers and directors of the Company and Blocker from their roles in such positions at the Company and Blocker;

(viii) a copy of the Transition Services Agreement, duly executed by TCB; and

(ix) Lock-up Agreements and Selling Holder Questionnaires, in each case, duly completed and executed by each of the Parent Stock Recipients.

Section 2.04 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by means of a virtual closing remotely via teleconference and through the electronic exchange of signatures at 10:00 a.m. (Los Angeles time) on the third (3rd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) or such other date or at such other time or place as Buyer and the Company may agree in writing (email of counsel sufficient for such purpose). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.05 Equitable Adjustments. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Parent Stock occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Stock Consideration and any number or amount contained in this Agreement which is based on the price of Parent Stock or the number of shares of Parent Stock will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

Section 2.06 Phantom Unit Consideration. The parties to this Agreement agree that a portion of the Stock Consideration and the cash consideration (including the Naturium Seller Closing Cash Consideration and any Post-Closing Adjustment Amount in favor of the Sellers that may become payable pursuant to Section 3.02) that is otherwise payable or issuable (as applicable) to TCB pursuant to this Agreement shall be paid or issued (as applicable) to the Phantom Unit Holders in accordance with the Payout Schedule (such portion of the Stock Consideration, the “Phantom Unit Stock Consideration,” such portion of the cash consideration, the “Phantom Unit Cash Consideration,” and the Phantom Unit Stock Consideration and Phantom Unit Cash Consideration together, the “Phantom Unit Consideration”). The Phantom Unit Cash Consideration, together with the Employer Funded Payroll Taxes payable as a result of the payment or issuance of the Phantom Unit Consideration shall reduce the amount of the cash consideration that is otherwise payable to TCB pursuant to this Agreement, and the Phantom Unit Stock Consideration shall reduce the amount of Stock Consideration otherwise issuable to TCB pursuant to this Agreement. Cash payable to any Phantom Unit Holder at the Closing pursuant to this Section 2.06 shall be paid (subject to any required Tax withholding on all Phantom Unit Consideration payable or issuable to such Phantom Unit Holder at the Closing) through the Company’s payroll administrator on the Closing Date pursuant to a special payroll.

Section 2.07 Withholding. Buyer, its Affiliates, the Company and the Escrow Agent shall be entitled to deduct and withhold from any consideration or other payments deliverable under this Agreement to any Person such amounts as are required to be deducted and withheld with respect to any such payments under the Code or any provision of applicable Law; provided, however, in the case of payments to the Naturium Sellers and the Blocker Seller in respect of the Purchased Securities, it is understood that no withholding shall be made hereunder

(absent a change in law after the date hereof) so long as each of the Naturium Sellers and the Blocker Seller delivers a completed IRS Form W-9 as contemplated by Section 2.03(b)(iv). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. All amounts required to be withheld from Phantom Unit Holders in respect of Phantom Unit Consideration shall be withheld from such Phantom Unit Holder’s Phantom Unit Cash Consideration, and the Company and TCB shall ensure that there is sufficient Phantom Unit Cash Consideration payable to each Phantom Unit Holder to fully satisfy the Tax withholding obligations in respect to all Phantom Unit Consideration payable or issuable to such Phantom Unit Holder. Amounts withheld hereunder shall be timely paid over to the appropriate taxing authority.

ARTICLE III

DETERMINATION OF CLOSING CONSIDERATION AND POST-CLOSING ADJUSTMENTS

Section 3.01 Closing Estimates. Not less than five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a statement (the “Estimated Statement”) reflecting (i) the Company’s calculation of the Closing Consideration and the Blocker Seller Closing Consideration (including, in each case, each of the components thereof), which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A and shall include reasonable supporting detail to evidence the calculation of the amounts contained therein, and (ii) an estimated unaudited balance sheet of the Company as of the Calculation Time. In connection with determining the Closing Consideration and the Blocker Seller Closing Consideration, the Company shall estimate in good faith the Closing Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), the Closing Indebtedness (the “Estimated Indebtedness”), the Closing Blocker Indebtedness (the “Estimated Blocker Indebtedness”), the Closing Cash (“Estimated Cash”), the Closing Blocker Cash (the “Estimated Blocker Cash”), and the Equity Holder Expenses (the “Estimated Equity Holder Expenses”), which shall, in each case, be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A. Not less than five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a schedule (the “Payout Schedule”) showing (a) the amount of the Closing Consideration, (b) the allocation of the Naturium Seller Closing Cash Consideration among the Naturium Sellers, including a calculation of the number of Units that are held by the Naturium Sellers as a result of the consummation of the Blocker Redemption (such Units, the “Naturium Seller Units”), (c) the allocation of the Stock Consideration among the Parent Stock Recipients in accordance with Annex C, (d) the Blocker Seller Closing Consideration, including a calculation of the number of Units that are held directly by the Blocker as a result of the consummation of the Blocker Redemption (such Units, the “Blocker Units”), (e) each Seller’s share of the Adjustment Escrow Amount, (f) the accounts to which (i) the Naturium Seller Closing Cash Consideration allocated to each Naturium Seller shall be paid by Buyer at the Closing pursuant to Section 2.02(a)(v), (ii) the Stock Consideration allocated to TCB shall be issued on behalf of Buyer at the Closing pursuant to Section 2.02(b), (iii) the Stock Consideration allocated to each Parent Stock Recipient shall be transferred pursuant to Section 7.23 and (iv) the Blocker Seller Closing Consideration allocated to Blocker Seller shall be paid by Buyer at the Closing pursuant to Section 2.02(a)(vii) and (g) the allocation of the Phantom Unit Cash Consideration among the Phantom Unit Holders and Employer Funded Payroll Taxes in respect of Phantom Unit Consideration, in each case, which is payable at the Closing in accordance with Section 2.02(a)(v) and Section 2.06. The Estimated Statement will entirely disregard (A) any purchase accounting or similar adjustments resulting from the consummation of the transactions contemplated by this Agreement, (B) any of the plans, transactions, or changes (including in accounting, Inventory or Tax practices) that Buyer or any of its Affiliates intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company, its assets or its business and (C) any facts or circumstances that are unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. After delivery of the Estimated Statement and prior to the Closing, Buyer shall be provided with such access and additional support for such estimates as Buyer may reasonably request, including any books, records and other documents used in connection with the preparation of the Estimated Statement. The Company shall consider in good faith any revisions to the Estimated Statement reasonably proposed by Buyer prior to the Closing Date and will issue the Estimated Statement with any such revisions that the Company has determined in good faith are appropriate after such consideration; provided, however, that the Company shall have no obligation to modify the Estimated Statement and no dispute with respect to the Estimated Statement shall be grounds for failure of any closing condition to be satisfied or for the Closing to be delayed, and the Closing shall occur based on the information set forth in the last agreed upon version of the Estimated Statement (or, if no prior version has been agreed, the original Estimated Statement provided by the Company).

Section 3.02 Post-Closing Adjustments.

(a) As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare in good faith and deliver to the Representative a written statement (the “Post-Closing Adjustment Statement”) setting forth Buyer’s calculation of (i) the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, Equity Holder Expenses and the Post-Closing Adjustment Amount, and (ii) the Blocker Seller Closing Consideration, including the Closing Blocker Indebtedness, Closing Blocker Cash and the Post-Closing Blocker Adjustment Amount, which in each case of (i) and (ii) shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A and include reasonable supporting detail to evidence the calculation of the amounts contained therein; provided, that, Buyer may elect not to deliver a Post-Closing Adjustment Statement, in which case the Final Closing Consideration and Final Blocker Seller Closing Consideration (each as finally determined pursuant to this Section 3.02) shall be deemed to equal the Closing Consideration and the Blocker Seller Closing Consideration. The Post-Closing Adjustment Statement will be prepared without giving effect to any financing obtained or to be obtained by Buyer or any of its Affiliates (including, following the Closing, the Company) in connection herewith or any other transaction entered into by Buyer or any of its Affiliates (including, following the Closing, the Company) in connection with the consummation of the transactions contemplated hereby. The Post-Closing Adjustment Statement will entirely disregard (i) any purchase accounting or similar adjustments resulting from the consummation of the transactions contemplated by this Agreement, (ii) any of the plans, transactions, or changes (including in accounting, Inventory or Tax practices) that Buyer or any of its Affiliates intends to initiate or make or cause to be initiated or made after the Closing Date with respect to the Company, its assets or its business and (iii) any facts or circumstances that are unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. If Buyer does not deliver the Post-Closing Adjustment Statement to the Representative within such 90-day period, then Buyer shall be deemed to have accepted the Estimated Statement and the Company’s calculations set forth on the Estimated Statement, which shall be conclusive, final and binding on all of the parties for all purposes hereunder.

(b) Following delivery of the Post-Closing Adjustment Statement, Buyer shall (i) permit the Representative and its representatives to have reasonable access to, and to make copies of, the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Company with respect to the Post-Closing Adjustment Statement and shall reasonably cooperate with the Representative in seeking to obtain work papers from Buyer pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives access (during normal business hours, upon reasonable advance notice and without material interference to the operations of the Company or Buyer) to the employees and accountants of Buyer and the Company as reasonably requested by the Representative, in each case, for the purpose of enabling the Representative to calculate and to review Buyer’s calculation of the Post-Closing Adjustment Amount and Post-Closing Blocker Adjustment Amount. Following the Closing, Buyer will, and will cause the Company to, preserve intact the accounting books and records on which the Post-Closing Adjustment Statement is to be based. If the Representative disagrees with any item in the Post-Closing Adjustment Statement or its calculation of the Post-Closing Adjustment Amount and/or the Post-Closing Blocker Adjustment Amount as set forth on the Post-Closing Adjustment Statement, the Representative shall, within forty-five (45) days after the Representative’s receipt of the Post-Closing Adjustment Statement, notify Buyer in writing of such disagreement (an “Objection Notice”) (it being understood and agreed that if Buyer fails to provide the access described in the first sentence of this Section 3.02(b), then such forty-five (45) day period shall be extended for an additional period of time until such access is provided and the Representative has had a reasonable opportunity to review the requested books, records and other documents and to prepare and submit the Objection Notice). The Objection Notice shall specify which aspects of the Post-Closing Adjustment Statement are being disputed and describe the basis for such dispute in reasonable detail. If the Representative does not deliver an Objection Notice within such forty-five (45) day period (as it may be extended as contemplated by the immediately preceding sentence), then the Representative shall be deemed to have accepted the Post-Closing Adjustment Statement and Buyer’s calculations set forth on the Post-Closing Adjustment Statement, which shall be conclusive, final and binding on all of the parties for all purposes hereunder. If an Objection Notice is delivered to Buyer, then Buyer and the Representative shall negotiate in good faith to resolve the disputed items set forth in the Objection Notice, and the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable, and any such resolution shall be conclusive, final and binding on all of the parties. In the event that Buyer and the Representative are unable to resolve the disagreement with respect to any disputed item within thirty (30) days after Buyer’s receipt of such Objection Notice (or such longer period as Buyer and the Representative may agree in writing (email of counsel being sufficient for such purpose)),

Ernst & Young LLP, and if Ernst & Young LLP is unable or unwilling to serve, a nationally recognized certified public accounting firm as is reasonably acceptable to Buyer and the Representative (the “Accounting Firm”) will be retained by Buyer and the Representative to make a final determination of the remaining disputed items and the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable.

(c) Buyer and the Representative will each execute a customary engagement letter with respect to the engagement of the Accounting Firm. If resolution of the final disputed items and the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable, is submitted to the Accounting Firm, then (x) the Representative will deliver to the Accounting Firm the Objection Notice, (y) Buyer will deliver to the Accounting Firm the Post-Closing Adjustment Statement and (z) each of Buyer and the Representative will submit a supporting brief to the Accounting Firm, each within ten Business Days of retaining the Accounting Firm. Each of Buyer and the Representative may make an oral presentation to the Accounting Firm (in which case Buyer or the Representative, as applicable, will provide prompt prior notice of such presentation to the other party, which party will be entitled to attend or have a representative attend such presentation). The Accounting Firm will be given reasonable access to the records of Buyer and the Company related to the remaining disputed items and the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable. Buyer and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve the remaining disputed items and the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable, as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in Buyer’s and the Representative’s respective calculations of the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable, that are identified as being items and amounts to which Buyer and the Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Post-Closing Adjustment Statement or the Objection Notice, as the case may be. The Accounting Firm’s determination of the remaining disputed items and the Post-Closing Adjustment Amount and the Post-Closing Blocker Adjustment Amount, as applicable shall be based solely on written materials submitted by Buyer and the Representative (i.e., not on independent review) and on the definitions set forth in, and on a basis consistent with, this Agreement, including as applicable, Exhibit A. The determination of the Accounting Firm shall be conclusive, final and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations). The “Final Statement” shall mean either (i) the Post-Closing Adjustment Statement as finally determined pursuant to this Section 3.02 (whether due to the Representative’s failure to deliver an Objection Notice, agreement or deemed agreement by Buyer and the Representative or a determination by the Accounting Firm) or (ii) if Buyer does not deliver the Post-Closing Adjustment Statement to the Representative within the 45-day period set forth in Section 3.02(a), the Estimated Statement.

(d) The allocation of the costs and expenses of the Accounting Firm shall be borne by the Representative and Buyer based on the inverse of the percentage the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the total items in dispute amount to $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Representative. Notwithstanding the foregoing, if a matter relates solely to Blocker or the Blocker Seller and could not reasonably be expected to adversely affect any other Seller (each, a “Non-Blocker Seller”), then the ability to take any action (or refrain from taking any action) with respect to such matter is hereby delegated solely to the Blocker Seller. Notwithstanding Section 10.21(a), if the dispute originally submitted to the Accounting Firm relates solely to Blocker or the Blocker Seller, and not to the Company or any of the Naturium Sellers, the costs and expenses that would otherwise be allocated to Representative shall be allocated to, and solely borne by, the Blocker Seller.

(e) The Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Equity Holder Expenses set forth on any Final Statement as determined in accordance with this Section 3.02 are referred to as the “Final Net Working Capital Adjustment” “Final Indebtedness”, “Final Cash” and “Final Equity Holder Expenses”, respectively. For purposes of this Agreement, “Final Closing Consideration” means, without duplication, (i) Total Enterprise Value, minus (ii) Final Indebtedness, plus (iii) the Final Cash, plus (iv) the Final Net Working Capital Adjustment, minus (v) the Adjustment Escrow Amount, minus (vi) Final Equity Holder Expenses, minus (vii) the Representative Expense Fund. For purposes of this Agreement, “Post-Closing Adjustment Amount” means (x) the Final Closing Consideration minus (y) the Closing Consideration. The Post-Closing Adjustment Amount may be a positive or negative number. Within five (5) Business Days after the Final Closing Consideration and the Post-Closing Adjustment Amount are finally determined pursuant to this Section 3.02:

(i) If the Post-Closing Adjustment Amount is a positive amount or zero, (A) Buyer shall promptly pay, by wire transfer of immediately available funds, to the Representative, on behalf of the Sellers, an amount equal to the Post-Closing Adjustment Amount less any portion of the Post-Closing Adjustment Amount payable to the Phantom Unit Holders as set forth on the Payout Schedule and any Employer Funded Payroll Taxes in respect thereof, if applicable, and (B) Buyer and the Representative shall promptly provide joint written instructions to the Escrow Agent to release all amounts remaining in the Adjustment Escrow Account to the Representative for payment to the Sellers and to Buyer or the Company for further payment to the Phantom Unit Holders (and remittance of Employer Funded Payroll Taxes) through payroll, in each case, in accordance with the Payout Schedule.

(ii) If the Post-Closing Adjustment Amount is a negative amount, Buyer and the Representative shall promptly provide joint written instructions to the Escrow Agent to (A) pay to Buyer an amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the amount in the Adjustment Escrow Account, and (B) release any amounts remaining in the

Adjustment Escrow Account to the Representative for payment to the Sellers and to Buyer or the Company for further payment to the Phantom Unit Holders (and remittance of Employer Funded Payroll Taxes) through payroll, in each case, in accordance with the Payout Schedule. Notwithstanding anything in this Agreement to the contrary, if the Post-Closing Adjustment Amount is a negative amount and the absolute value of such amount is greater than the amount in the Adjustment Escrow Account, Buyer shall only be entitled to receive the amount in the Adjustment Escrow Account and not any other amount and the Post-Closing Adjustment Amount shall be automatically reduced accordingly. Payment of the amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the amount in the Adjustment Escrow Account, in each case from the Adjustment Escrow Account shall be the sole and exclusive remedy and source of recovery available to Buyer for any claims by Buyer against the Sellers, or otherwise, arising out of or relating to the Post-Closing Adjustment Amount.

(f) The Closing Blocker Cash and Closing Blocker Indebtedness set forth on any Final Statement as determined in accordance with this Section 3.02 are the “Final Blocker Cash” and “Final Blocker Indebtedness”. For purposes of this Agreement, “Final Blocker Seller Closing Consideration” means, without duplication, (i) Final Closing Consideration, minus (ii) Final Blocker Indebtedness, plus (iii) the Final Blocker Cash. For purposes of this Agreement, “Post-Closing Blocker Adjustment Amount” means (x) the Final Blocker Seller Closing Consideration minus (y) the Blocker Seller Closing Consideration. The Post-Closing Blocker Adjustment Amount may be a positive or negative number. Within five (5) Business Days after the Final Blocker Seller Closing Consideration and the Post-Closing Blocker Adjustment Amount are finally determined pursuant to this Section 3.02:

(i) If the Post-Closing Blocker Adjustment Amount is a positive number, then, Buyer will pay to the Representative, for the benefit of the Blocker Seller, by wire transfer of immediately available funds to an account designated by the Representative an amount equal to the Post-Closing Blocker Adjustment Amount (for disbursement to the Blocker Seller).

(ii) If the Post-Closing Blocker Adjustment Amount is a negative number, then, the Blocker Seller will pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer an amount equal to the absolute value of the Post-Closing Blocker Adjustment Amount.

(g) Any payments made pursuant to this Section 3.02 shall be treated by all parties for tax purposes as an adjustment to the purchase price, except that amounts paid to Phantom Unit Holders shall be treated as compensation and unless otherwise required under applicable Law.

(h) In the event the determination of the Final Closing Consideration pursuant to this Section 3.02 results in a re-allocation of the amounts payable to TCB and the Blocker Seller pursuant to the provisions of TCB’s Organizational Documents, the Representative shall provide written notice of such re-allocation (including the amounts so re-allocated) in writing to Buyer within ten (10) Business Days after such determination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 4.01 Representations of the Naturium Sellers. Except as disclosed in the Schedules, each Naturium Seller as to itself hereby represents, severally and not jointly and severally, to Buyer as follows (it being understood that each representation and warranty contained in this Section 4.01 is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Schedules corresponding to the particular section or subsection in this Section 4.01; and (b) any exception or disclosure set forth in any other section or subsection of the Schedules to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty):

(a) Organization and Qualification. Such Naturium Seller, if not a natural Person, is duly organized, validly existing and in good standing (if applicable) under the Laws of the state of its jurisdiction of incorporation or organization.

(b) Authority; Binding Effect. Such Naturium Seller has all requisite legal capacity, power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which such Naturium Seller is or will be party and to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Naturium Seller is or will be a party by such Naturium Seller has been (or, in the case of such Transaction Documents to be entered into at or prior to Closing, will be) duly authorized by such Naturium Seller, and no other actions or proceedings on the part of such Naturium Seller are necessary to authorize the execution, delivery or performance by such Naturium Seller of this Agreement and the Transaction Documents to which such Naturium Seller is or will be a party. This Agreement and each of the Transaction Documents to which such Naturium Seller is or will be a party have been (or, in the case of such Transaction Documents to be entered into at or prior to Closing, will be) duly executed and delivered by such Naturium Seller and constitutes (or, in the case of such Transaction Documents to be entered into at or prior to Closing, will constitute), assuming the due authorization, execution and delivery by Buyer and the other Sellers, such Naturium Seller’s legal, valid and binding obligation, enforceable against such Naturium Seller in accordance with its terms and conditions, except as such enforcement may be limited by the Enforceability Limitations.

(c) Ownership of Company Securities. Such Naturium Seller has good and valid title to, and is the record and beneficial owner of all of the Naturium Seller Units free and clear of all Liens other than Permitted Securities Liens. Upon the sale and transfer of its Naturium Seller Units to Buyer, such Naturium Seller will convey to Buyer good and valid title to its Naturium Seller Units, free and clear of any Liens (other than Permitted Securities Liens). Such Naturium Seller does not own, of record or beneficially, or have any interest in or right to acquire, any Units, equity interests or securities convertible into equity interest of the Company other than the Naturium Seller Units. Other than this Agreement and the Company’s Organizational Documents, (a) there are no voting trusts or other agreements or understandings to which such Naturium Seller is a party with respect to the voting, acquisition, disposition or transfer of any equity interests of the Company, and (b) such Naturium Seller is not bound by any Contract restricting such Naturium Seller’s right to dispose of or transfer its Naturium Seller Units. Such Naturium Seller is not the subject of a bankruptcy, reorganization or similar proceeding.

(d) No Violation. The execution, delivery, consummation and performance of this Agreement and the Transaction Documents to which such Naturium Seller is or will be a party by such Naturium Seller do not: (i) if such Naturium Seller is not a natural Person, violate or conflict with any provision of the Organizational Documents of such Naturium Seller; or (ii) violate or result in a breach of or a default (or an event which with due notice or lapse of time or both would become a default), give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit, or result in the creation of any Lien upon the Purchased Company Membership Interests or any of the properties or assets of the Company, in each case, under any Contract, Law, or Order to which such Naturium Seller is a party, except in the case of clause (ii) as would not be reasonably expected to have an adverse effect on such Naturium Seller’s ownership of its Naturium Seller Units or ability to perform its obligations under this Agreement.

(e) Governmental Authorization. The execution, delivery and performance by such Naturium Seller of this Agreement and the Transaction Documents to which such Seller is (or will be) a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of Antitrust Laws and (ii) any such action or filing the failure of which to be made or obtained would not reasonably be expected to be material to such Naturium Seller’s ownership or right to transfer or sell any of its Naturium Seller Units or otherwise interfere with, prevent or materially delay the ability of such Naturium Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(f) Litigation. There are no Orders or Litigation pending or, to such Naturium Seller’s knowledge, threatened, against such Naturium Seller, in each case, that questions the validity of, or the right of such Naturium Seller to enter into, this Agreement or to consummate the transactions contemplated hereby or that would otherwise reasonably be expected to have the effect of preventing, materially delaying or making illegal the consummation of the transactions completed hereby.

(g) Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, commission or finder’s fee in connection with this Agreement or with the transactions contemplated by this Agreement as a result of any actions or commitments of such Naturium Seller.

(h) Accredited Investor. TCB is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.

Section 4.02 Representations of the Blocker Seller. Except as disclosed in the Schedules, the Blocker Seller hereby represents to Buyer as follows (it being understood that each representation and warranty contained in this Section 4.02 is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Schedules corresponding to the particular section or subsection in this Section 4.02; and (b) any exception or disclosure set forth in any other section or subsection of the Schedules to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty):

(a) Organization and Qualification. The Blocker Seller and Blocker are both duly organized, validly existing and in good standing under the Laws of the state of Delaware.

(b) Authority; Binding Effect. Each of Blocker and the Blocker Seller has all requisite legal capacity, power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which it is or will be party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the respective Transaction Documents to which Blocker and the Blocker Seller is or will be a party by each of Blocker and the Blocker Seller has been duly authorized by each of Blocker and the Blocker Seller, and no other actions or proceedings on the part of either Blocker or the Blocker Seller are necessary to authorize the execution, delivery or performance by each of Blocker and the Blocker Seller of this Agreement and the respective Transaction Documents to which Blocker and the Blocker Seller is or will be a party. This Agreement and each of the respective Transaction Documents to which Blocker and the Blocker Seller is or will be a party have been (or, in the case of such Transaction Documents to be entered into at or prior to Closing, will be) duly executed and delivered by each of Blocker the Blocker Seller and constitutes (or, in the case of such Transaction Documents to be entered into at or prior to Closing, will constitute), assuming the due authorization, execution and delivery by Buyer and the other Sellers, each of Blocker’s the Blocker Seller’s legal, valid and binding obligation, enforceable against each of Blocker and the Blocker Seller in accordance with its terms and conditions, except as such enforcement may be limited by the Enforceability Limitations.

(c) Capitalization of Blocker.

(i) All of the outstanding equity interests of Blocker (i) have been duly authorized and validly issued and are fully paid and nonassessable (ii) have been issued and granted in compliance with all applicable securities Laws, other applicable Laws and all requirements set forth in applicable Contracts (iii) have not been issued in violation of, and are not subject to, any preemptive rights, rights of first refusal or other similar rights. The authorized and outstanding equity interests of Blocker as of the date hereof consist of one hundred (100) shares of common stock, par value $0.001 per share, all of which are owned by the Blocker Seller.

(ii) Except as described in Section 4.02(c)(i), there are no authorized or outstanding (A) equity interests or other securities of Blocker, (B) securities of Blocker that are convertible into or exercisable or exchangeable for any equity interests or other securities of Blocker, (C) options, warrants, purchase rights, subscription rights, exchange rights or other rights to purchase or acquire from Blocker, or obligations of Blocker to transfer, sell or issue, any equity interests or other securities, including securities convertible into or exchangeable for equity interests or other securities of Blocker, (D) stock or unit appreciation, phantom interest, profit participation interest or similar rights with respect to, or the value of which is measured by reference to, any equity or voting interest in Blocker or any other Person or (E) bonds, debentures, notes, or other Indebtedness that entitles the holders to vote (or that is convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with equityholders, or other securities of Blocker on any matter. There is no obligation of Blocker to repurchase, redeem or otherwise acquire any equity interests of Blocker (other than as set forth in the Organizational Documents of Blocker). There are no existing rights with respect to registration under the Securities Act of any equity interests in Blocker.

(iii) Blocker has no Subsidiaries.

(iv) Other than this Agreement and as set forth in the Organizational Documents of Blocker, (A) there are no voting trusts or other agreements or understandings to which the Blocker Seller is a party with respect to the voting, acquisition, disposition or transfer of any equity interests of Blocker and (B) the Blocker Seller is not bound by any Contract restricting such Blocker Seller’s right to dispose of or transfer the Blocker Stock. Other than this Agreement and as set forth in the Organizational Documents of the Company, there are no voting trusts or other agreements or understandings to which Blocker is a party with respect to the voting, acquisition, disposition or transfer of any equity interests of TCB, Blocker or the Company.

(d) No Violation.

(i) The execution, delivery, consummation and performance of this Agreement and the Transaction Documents to which the Blocker Seller is or will be a party by the Blocker Seller do not: (i) violate or conflict with any provision of the Organizational Documents of the Blocker Seller; or (ii) violate or result in a breach of or a default (or an event which with due notice or lapse of time or both would become a default), give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit, or result in the creation of any Lien upon any of the properties or assets of Blocker, in each case, under any Contract, Law or Order to which the Blocker Seller is a party, except in the case of clause (ii) as would not be reasonably expected to have an adverse effect on the Blocker Seller’s ownership of the Purchased Blocker Stock or ability to perform its obligations under this Agreement.

(ii) The execution, delivery, consummation and performance of this Agreement and the Transaction Documents to which Blocker is or will be a party by Blocker do not: (i) violate or conflict with any provision of the Organizational Documents of Blocker; or (ii) violate or result in a breach of or a default (or an event which with due notice or lapse of time or both would become a default), give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit, or result in the creation of any Lien upon the Blocker Units or any of the properties or assets of Blocker or the Company, in each case, under any Contract, Law or Order to which the Blocker is a party, except in the case of clause (ii) as would not be reasonably expected to have an adverse effect on Blocker’s ownership of the Blocker Units following the Blocker Redemption or ability to perform its obligations under this Agreement.

(e) Ownership of Blocker. The Blocker Seller has good and valid title to, and is the record and beneficial holder of all the Purchased Blocker Stock. Except for the Purchased Blocker Stock, there are no authorized or outstanding shares of capital stock, equity interests, or other securities of Blocker or securities of Blocker convertible into, exchangeable or exercisable for shares of capital stock, equity interests or other securities of Blocker. Other than the Blocker Units to be owned by Blocker as of immediately prior to the Closing after giving effect to the Blocker Redemption, Blocker does not own of record or beneficially, or have any interest in any assets (other than cash and cash equivalents) and is not subject to any liabilities (other than current Tax liabilities not yet due and payable and de minimis franchise tax obligations and liabilities for incurred but unpaid fees and expenses of any tax and accounting advisors). Following the Blocker Redemption, Blocker shall have good and valid title to, and shall be the record and beneficial holder of the Blocker Units. Upon the sale and transfer of the Purchased Blocker Stock to Buyer, Blocker Seller will convey to Buyer good and valid title to the Purchased Blocker Stock, free and clear of any Liens (other than Permitted Securities Liens). Blocker Seller is not the subject of a bankruptcy, reorganization or similar proceeding.

(f) Blocker Activities. Blocker has never engaged in and does not engage in any business or activity and does not have any obligations or liabilities, other than, as of the date hereof, its ownership of the Blocker TCB Units. As of the date of the Blocker Redemption, the number of Blocker Units distributed to Blocker in the Blocker Redemption in exchange for the Blocker TCB Units was determined on arm’s-length terms and in accordance with the distribution and liquidation provisions of TCB’s Organizational Documents. Any post-closing adjustments to the allocation of consideration as between the Blocker Seller and TCB contemplated by Section 3.02(h) will be on arm’s-length terms and in accordance with the distribution and liquidation provisions of such Organizational Documents (for the avoidance of doubt, as in effect at the time of the Blocker Redemption).

(g) Blocker Taxes.

(i) The representations and warranties set forth in Section 5.21 (except for Section 5.21(f)) shall apply to Blocker, mutatis mutandis.

(ii) For U.S. federal income tax purposes, Blocker is (and has since its formation been) classified as a corporation, and Blocker has not filed any election to change such classification.

(iii) As of and following the Blocker Redemption, Blocker shall not have incurred any liabilities in respect of Taxes in connection with the Blocker Redemption.

(iv) Blocker has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date hereof.

(v) Except as would have no effect on Blocker or the Company, no federal, state, local or foreign audits, investigations, inquiries, notices of deficiency or other Tax Contests have been commenced with regard to any material Taxes or material Tax Returns of TCB and no written notification has been received that such an audit or other Tax Contest has been proposed or threatened.

(h) Employees. Blocker does not have, and has never had any employees, and does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, any employee benefit plan.

(i) Governmental Authorization. The execution, delivery and performance by Blocker and Blocker Seller of this Agreement and the respective Transaction Documents to which Blocker and Blocker Seller is (or will be) a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with any Governmental Authority, other than (i) compliance with any applicable requirements of Antitrust Laws and (ii) any such action or filing the failure of which to be made or obtained would not reasonably be expected to be material to Blocker’s and the Blocker Seller’s ownership or right to transfer or sell any of the Blocker Units, as applicable, or otherwise interfere with, prevent or materially delay the ability of Blocker or the Blocker Seller to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby.

(j) Litigation, Judgments, Etc. There are no Orders or Litigation pending or, to the knowledge of the Blocker Seller, threatened, against Blocker or the Blocker Seller, in each case, that questions validity of, or the right of Blocker or the Blocker Seller to enter into this Agreement or to consummate the transactions completed hereby or that would otherwise reasonably be expected to have the effect of preventing, materially delaying or making illegal the consummation of the transactions completed hereby.

(k) Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, commission or finder’s fee in connection with this Agreement or with the transactions contemplated by this Agreement as a result of any actions or commitments of the Blocker Seller or Blocker.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Schedules, with respect to the Company, the Company hereby represents, severally and not jointly with any other party hereto, to Buyer as follows (it being understood that each representation and warranty contained in this ARTICLE V is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Schedules corresponding to the particular section or subsection in this ARTICLE V; and (b) any exception or disclosure set forth in any other section or subsection of the Schedules to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty):

Section 5.01 Organization and Qualification.

(a) The Company is duly incorporated and organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary.

(b) The Company has never owned, directly or indirectly, any securities of or interest in any other corporation, limited liability company, partnership, joint venture, association or other business entity. The Company has not agreed or is not obligated to make any future investment in or capital contribution to any other Person.

(c) The Company has made available to Buyer true and complete copies of the Organizational Documents of the Company as currently in effect. The Company is in compliance in all material respects with the Organizational Documents, including all amendments and/or restatements thereto, of the Company.

Section 5.02 Authority; Binding Effect. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be party and to perform its obligations and consummate the transactions contemplated therein. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be party by the Company, and the consummation of the transactions contemplated therein by the Company, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on behalf of the Company is required to authorize the execution, delivery and performance thereof by the Company, and the consummation of the transactions contemplated therein by the Company. This Agreement and each of the Transaction Documents to which the Company is or will be a party have been (or, in the case of such Transaction Documents to be entered into at or prior to Closing, will be) duly executed and delivered by the Company and, assuming that this Agreement and the Transaction Documents to which the Company is or will be a party has been or will be duly authorized, executed and delivered by the other parties thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

Section 5.03 Financial Statements.

(a) Attached hereto as Schedule 5.03 are copies of (a) the unaudited balance sheet, as of June 30, 2023 (the “Balance Sheet Date”), of the Company, and the unaudited income and cash flow statements of the Company for the six-month period then ended (such statements, the “Latest Financial Statements”), and (b) the unaudited balance sheet, as of December 31, 2022, of the Company and the unaudited income and cash flow statements of the Company, for the fiscal year ended December 31, 2022 (such statements, together with the Latest Financial Statements, the “Financial Statements”).

(b) The Financial Statements (x) have been prepared from the books and records of the Company and TCB and are consistent with the consolidated audited balance sheet of TCB and its subsidiaries (including the Company) as of December 31, 2022 and the consolidated audited income and cash flow statements of TCB and its subsidiaries (including the Company) for the fiscal year ended December 31, 2022 previously made available to Buyer, (y) have been prepared in accordance, and complied as to form in all material respects, with GAAP and (z) fairly present, in all material respects, the financial position and the results of operations of the Company, as of the dates indicated therein, and the income, and cash flow statements of the Company, for the periods set forth therein in accordance with GAAP, and subject, in the case of the Latest Financial Statements, to normal year-end adjustments that are not, individually or in the aggregate, material to the Company.

(c) The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. Since January 1, 2023, the Company has established and maintains a system of internal accounting controls, which are reasonably comparable to similar companies and are designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Managers, (ii) that transactions are recorded as necessary in all material respects (A) to permit preparation of financial statements in conformity with the Accounting Principles and (B) to maintain accountability for assets taking into account the nature of the Company’s business, products and supply chain, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and Inventory are recorded accurately in all material respects, and adequate procedures are implemented to effect the collection thereof on a current and timely basis taking into account the nature of the Company’s business, products and supply chain.

(d) Since the Balance Sheet Date, the Company used the Accounting Principles and there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(e) All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing will be valid and genuine, subject to normal and customary trade discounts, customer allowances for discounts, returns, markdowns, advertising and operational chargebacks, and less any bona fide reserves for doubtful accounts in amounts consistent with those recorded on the Latest Financial Statements.

(f) Schedule 5.03(f) sets forth a true and complete list of (i) all Indebtedness of the Company and (ii) all material Liens over the assets or property of the Company, in each case, as of the date hereof.

Section 5.04 Absence of Certain Changes or Events. During the period beginning on the Balance Sheet Date and ending on the date of this Agreement, there has not been a Material Adverse Effect. Except for the transactions contemplated hereby, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, the Company has not taken any actions that, had such actions been taken after the date of this Agreement, would have required the written consent of Buyer pursuant to Section 7.01.

Section 5.05 Capitalization.

(a) All of the outstanding equity interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable (ii) have been issued and granted in compliance with all applicable securities Laws, other applicable Laws and all requirements set forth in applicable Contracts (iii) have not been issued in violation of, and, except as set forth in their Organizational Documents, are not subject to, any preemptive rights, rights of first refusal or other similar rights. Schedule 5.05(a) accurately sets forth, as of the date of this Agreement, all authorized and outstanding equity interests of the Company and the name and number of equity interests owned of record by each holder thereof.

(b) Except as set forth on Schedule 5.05(a), there are no outstanding (i) securities of the Company that are convertible into or exercisable or exchangeable for any equity interests of the Company, (ii) options, warrants or other rights or agreements to acquire from the Company, or other obligations of the Company to issue, transfer or sell any equity interest in the Company, or (iii) stock or unit appreciation, phantom interest, profit participation, interest or similar rights with respect to, or the value of which is measured by reference to, any equity or voting interest in the Company. There is no obligation of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company (other than as set forth in the Organizational Documents of the Company). There are no existing rights with respect to registration under the Securities Act of any equity interests in the Company.

(c) The Company has no Subsidiaries and does not own any equity interests in any Person.

(d) Other than as set forth in the Organizational Documents of the Company, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any equity interests of the Company. The Company does not have any outstanding bonds, debentures or other Indebtedness the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with holders of equity interests of the Company on any matter.

(e) Schedule 5.05(e) sets forth a true and complete list of each Phantom Unit Agreement, including, the name of the Phantom Unit Holder thereof, the date entered into and the number of phantom units subject thereto.

Section 5.06 Consents and Approvals; No Violation.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, require the Company to obtain any consent of any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the HSR Act, and (ii) for those consents the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to be material to the Company or prevent, materially delay or impair or make illegal the consummation of the transactions completed hereby.

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 5.06(a), conflict with or violate any Law or Order applicable to the Company as of the date hereof or (iii) result in any breach of, require any consent or other action by any Person or constitute a default (or an event that with or without notice or lapse of time or both would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of, any Contract to which the Company is a party, or by which the Company’s properties or assets may be bound, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company or prevent, materially delay or impair or make illegal the consummation of the transactions completed hereby.

Section 5.07 Absence of Litigation. In the past three (3) years there has not been, nor is there any Litigation currently pending, and, to the knowledge of the Company, no Person has threatened to commence any Litigation: (i) that involves the Company or any of the assets owned or, to the knowledge of the Company, used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or, to the knowledge of the Company, by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Litigation. There is no outstanding Order to which the Company, or any of the assets owned or, to the knowledge of the Company, used by the Company, is subject or which restricts in any respect the ability of the Company to conduct its business. To the knowledge of the Company, there is no pending audit or investigation by a Governmental Authority: (x) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or operation of law; or (y) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

Section 5.08 Affiliate Transactions. Except as set forth on Schedule 5.08, no (x) manager, officer, director or Affiliate of the Company or Blocker, (y) Seller or Person who beneficially owns 9.9% or more of the equity interests of the Company or Blocker, (z) Person who is an “associate” of any such Person identified in the foregoing clauses (x) and (y) or a member of any such Person’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) (collectively, “Related Persons”) (a) is a party to any Contract or legally binding arrangement, obligation or transaction with the Company or Blocker (each, an “Affiliate Transaction”) or (b) owns any direct or indirect interest in any material property or material right, tangible or intangible, that is owned or used by the Company, other than Units.

Section 5.09 Permits; Compliance with Laws.

(a) The Company is, and has at all times in the past three (3) years been, in compliance in all material respects with (i) all Laws that are applicable to the Company or to the conduct of the Company’s business or operations and (ii) all Permits. The Company possesses all registrations, licenses, clearances, approvals, franchises, certificates, exemptions, authorizations, consents and permits issued by, and have made all declarations and filings with, the appropriate Governmental Authorities or regulatory agencies as may be necessary under applicable Laws to own its properties, develop and commercialize the Company Products and otherwise conduct its business as currently conducted (collectively, the “Permits”). Except as would not reasonably be expected to be material to the Company, as of the date hereof, the Company has not received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any Permit or any Law applicable to the Company or to the conduct of the Company’s business or operations.

(b) Copies of all Permits have been made available to Buyer. All such Permits have been validly issued or obtained, are, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect, and to the knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would reasonably be expected to allow, revocation, termination or material impairment of any such Permit. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit, when submitted to the applicable Governmental Authority were true, complete and correct as of the date of submission, and/or any required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports and/or statistics have been submitted to such Governmental Authority or regulatory agencies.

Section 5.10 No Undisclosed Liabilities. The Company does not have any Liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required by GAAP or the Accounting Principles to be set forth on a balance sheet of the Company, except for Liabilities (a) accrued or specifically reserved against in the Financial Statements (including the notes and schedules thereto), (b) incurred in the ordinary course of business since the Balance Sheet Date (none of which results from or relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law), (c) incurred under, or contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby that constitute Indebtedness or Equity Holder Expenses, (d) the liabilities set forth on Schedule 5.10, or (e) liabilities that are Equity Holder Expenses.

Section 5.11 Employee Benefit Plans; ERISA.

(a) Schedule 5.11(a) sets forth a true and complete list, as of the date of this Agreement, of each Plan. With respect to each Plan, the Company has made available to Buyer true and complete copies of each of the following documents, as and to the extent applicable: (i) a copy of each Plan (including all amendments thereto), except for any offer letters that are substantially similar to a form agreement that has been made available to Buyer, (ii) a copy of the most recent annual report (Form 5500 series), (iii) a copy of the most recent summary plan description, (iv) the most recent opinion, advisory, or determination letter received from the Internal Revenue Service, and (v) all filings, records and notices concerning audits or investigations by any (A) Governmental Authority, (B) judicial, legislative, executive, regulatory, administrative or taxing power of any nature, (C) arbitral or (D) mediator within the prior six plan years.

(b) None of the Plans is, and none of the Company Group or any of its ERISA Affiliates has, on behalf of or for the benefit of the Company, within the past six years sponsored, maintained, participated in, contributed to, or had any liabilities (contingent or otherwise) with respect to, (i) a pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (ii) a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code). None of the Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). The Company Group has not incurred and would not reasonably be expected to incur, on behalf of the Company, material liability under Title IV or Section 302 of ERISA.

(c) No Plan provides, and no member of the Company Group or any ERISA Affiliate thereof has any obligation to provide, on behalf of or for the benefit of the Company, any post-employment or retiree medical, accident, disability, health, life insurance, death or other welfare benefits for the benefit of any current or former Company Service Providers, except (i) as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state or local Law or (ii) for coverage through the end of the month in which a termination of employment occurs.

(d) Each Plan was established and is administered, in form and in operation, in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code (including Section 409A of the Code), except for such instances that have not had, and would not be expected to result in, material liability, and no circumstance is expected to exist or event expected to occur, which reasonably could be expected to result in a material violation of, or material penalty or liability under, such applicable Laws. Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder. No amount under any Plan or arrangement is, has been or could reasonably be expected to be subject to Tax under Section 409A of the Code. The Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code.

(e) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualified status, or is entitled to rely on a prototype opinion or advisory letter from the Internal Revenue Service. To the knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect or cause the loss of such qualified status or require corrective action to the Internal Revenue Service or Employee Plan Compliance Resolution System to maintain such qualification. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(f) As of the date hereof, other than routine claim for benefits, there is no existing, pending or threatened Litigation or audit by any (A) Governmental Authority, (B) judicial, legislative, executive, regulatory, administrative or taxing power of any nature, (C) arbitral or (D) mediator against or with respect to any Plan, or otherwise involving any Plan, which if adversely determined would reasonably be expected to result in material liability, and there is no fact or circumstance that would give rise to any such Litigation or audit. With respect to each Plan, except for such instances that have not had, and would not be expected to result in, material liability: (i) no material breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Plan have occurred, (ii) no Liens or other restrictions and limitations of any kind have been imposed under the Code, ERISA or any other applicable Law, and (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

(g) Except as set forth on Schedule 5.11(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event, whether contingent or otherwise, other than actions at Buyer’s direction) will (i) entitle any current or former Company Service Provider to any payment from the Company Group, (ii) accelerate the time of payment, funding or vesting of, or materially increase the amount of, any compensation or benefit due any such current or former Company Service Provider under any Plan or otherwise or (iii) result in direct or indirect payments of any amount which could, individually or in combination with any other payment or benefit, constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or that would not be deductible under Section 280G of the Code.

(h) There is no Contract, agreement, plan or arrangement to which the Company Group is a party which requires the Company Group to pay a Tax gross-up or reimbursement payment to any Person on behalf of or for the benefit of the Company, including without limitation, with respect to any Tax-related payments under Sections 409A or 4999 of the Code or Section 280G of the Code.

(i) All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other individual service providers, have, in all material respects, been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet in accordance with the terms of the Plan and all applicable Laws.

(j) The Company Group has not sponsored, maintained, contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any current or former Company Service Provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

(k) To the Company Group’s knowledge, with respect to the Company or any current or former Company Service Providers, (i) the Company Group is and at all relevant times has taken commercially reasonable measures to comply with COVID-19 Measures; (ii) the Company Group is and at all relevant times has been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and (iii) to the extent the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, the Company Group has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits, which in the case of clauses (i)-(iii) would reasonably be expected to result in, individually or in the aggregate, material liability.

Section 5.12 Material Contracts. Schedule 5.12 sets forth a list of all Material Contracts as of the date hereof. As used in this Agreement, “Material Contracts” means all of the following types of Contracts to which the Company is a party or by which the Company or its property or assets is bound:

(a) any Contract that imposes any material restriction on the Company’s right or ability, or after the Closing, the right or ability of Buyer or any of its Affiliates (i) to compete or operate in any line of business or with any Person or in any geographic location or which would so limit the freedom of Buyer or any of its Affiliates (including the Company and Blocker) after the Closing (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Intellectual Property), (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, (iii) to redevelop similar formulations for, or reverse engineer, any Company Products, or (iv) to solicit or hire for employment or the provision of services of any Person that would be material to the Company;

(b) each Contract relating to any bonus, deferred compensation, severance, retention or incentive compensation for the benefit of any current or former Company Service Provider, under which the Company Group has any actual or potential liability in excess of $50,000;

(c) each Contract requiring payments by the Company Group after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Company Service Provider not terminable by the Company Group on ninety (90) calendar days’ or less notice without liability, except to the extent applicable Law or general principles of wrongful termination Law may limit the Company Group’s, or such successor’s ability to terminate employees at will;

(d) other than a Plan, each Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(e) any Contract that creates, governs or controls any joint venture, strategic alliance or partnership or any Contract relating to the sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(f) any indenture, note purchase agreement, loan or credit agreement or other Contract under which the Company has incurred Indebtedness for borrowed money;

(g) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed liabilities or obligations of any other Person;

(h) any supply Contract relating to any sole source of supply or any raw material or component or exclusive manufacturing arrangements;

(i) any Contract granting a right of first refusal or right of first negotiation or similar rights by the Company to any Person;

(j) any Contract providing for “most favored nation” terms, including for pricing, granted by the Company to any Person;

(k) any Contract relating to the acquisition, issuance or transfer of any securities;

(l) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(m) any Lease;

(n) any Contract whose term exceeds one (1) year and by its terms (i) is not cancellable by the Company on notice of sixty (60) or fewer days without any termination payment by the Company and (ii) expressly provides for aggregate annual payments by the Company in excess of $250,000 (other than this Agreement and any Contract that provides for the acquisition of Inventory or equipment in the ordinary course of business);

(o) any Contract for the sale of any of the assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) which is material to the Company’s business (other than any Contract that provides for the sale or disposition of Inventory or equipment in the ordinary course of business);

(p) any Contract with respect to the acquisition of any Person or business (whether by merger, sale of stock, sale of assets or otherwise) entered into in the past three (3) years or pursuant to which the Company has (i) continuing indemnification obligations or (ii) any “earn-out” or similar contingent payment obligations, in each case, that are material to the Company’s business (other than any Contract that provides for the acquisition or divestiture of Inventory or equipment in the ordinary course);

(q) any Contract relating to any capital commitment or capital expenditure by the Company of greater than $100,000 for any individual commitment;

(r) any settlement or similar agreement including a covenant not to sue or relating to the settlement of any Litigation;

(s) any Contract under which the Company is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive licenses of commercially-available software used solely for the Company’s internal use and with an annual license fee of less than $25,000);

(t) any Contract under which the Company is a licensor or otherwise grants to a third party any rights to use any Intellectual Property material to the business of the Company (other than Intellectual Property licensed (i) to customers on a non-exclusive basis, or (ii) to the Company’s service providers for the sole purpose of providing services to the Company, in each case in the ordinary course of business);

(u) any Contract relating to the development of material Intellectual Property for the benefit of the Company (excluding standard employment and third party contractor agreements entered into by the Company in its ordinary course of business pursuant to the form agreements provided to Buyer);

(v) any Contract with any Key Customer;

(w) any Contract with any Key Supplier;

(x) any Contract relating to the creation of any Lien with respect to any asset of the Company;

(y) any Contract which contains any provisions requiring the Company to indemnify any other party, except for any Contracts entered into by the Company in the ordinary course of business consistent with past practice or otherwise pursuant to the form agreements provided to Buyer under Section 7.09(a);

(z) any Contract with any Related Person;

(aa) any Contract relating to verifications or certifications for the Company Products, such as Environmental Working Group (EWG) verification, Leaping Bunny certification and other similar verifications or certifications; and

(bb) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company of $100,000 or more.

The Company has made available to Buyer true and complete copies of each Material Contract, as amended or otherwise modified and in effect as of the date of this Agreement. Each Material Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations. Except as would not reasonably be expected to be material to the Company, (i) the Company is not, and has not received any written notice that it or any other party is, in material breach or default under any Material Contract and (ii) to the knowledge of the Company, there has not occurred any event and no circumstance or conditions exists that (with or without the lapse of time or the giving of notice or both) will, or would reasonably be expected to (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract. No Person is renegotiating, nor has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to or by the Company under any Material Contract or any other material term or provision of any Material Contract. The Company has not waived any of its material rights under any Material Contract.

Section 5.13 Environmental Matters.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all material Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof).

(b) (i) There is no Litigation pursuant to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company and (ii) the Company is not a party to or subject to, or in default under, any Order issued pursuant to an Environmental Law.

(c) The Company has not received any written information request or written notice of potential liability under the Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental Law.

(d) There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Materials and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(e) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, there has been no Release by the Company of Hazardous Materials at the Facilities that require remedial investigation or action by the Company pursuant to any applicable Environmental Law.

Section 5.14 Real Property.

(a) The Company does not own any real property.

(b) Schedule 5.14(b) sets forth a list, including the address and name of the current tenant or subtenant, as applicable, of all real property leased by the Company (the “Company Leased Real Property”) (such leases, together with any other material leases, subleases and similar agreements, under which the Company leases, uses or occupies or has the right to use or occupy any real property, the “Leases”). Each Lease is in full force and effect and is the valid and binding obligation of the Company in accordance with its terms. There is not, under any Lease, any material default by the Company or, to the knowledge of the Company, any other party thereto.

(c) The Company has good leasehold title to the Company Leased Real Property under the Leases, in each case, free and clear of any and all Liens, except for Permitted Liens. The Company Leased Real Property comprises all of the real property used in the operation of the business of the Company.

(d) The Company has not received any written notice of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Leased Real Property. The Company has not received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Leased Real Property and there is no condemnation, special assessment or the like pending or, to the knowledge of the Company, threatened with respect to any of the Company Leased Real Property. The Company has the right to use and occupy the Company Leased Real Property for the full term of the Lease relating thereto, subject to the terms and conditions of the applicable Lease.

Section 5.15 Sufficiency of Assets. At the Closing, (a) after taking into account all actions, services and rights to be delivered or given pursuant to Section 7.17 of this Agreement and the Transition Services Agreement and (b) assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been obtained, the Company will have good, marketable and indefeasible, fee simple title to or the right to use, or in the case of leased property and assets, will have a valid leasehold interest in, (i) all property, assets and rights required to conduct the Company’s business as it is currently being conducted and as currently proposed to be conducted and (ii) all property, assets and rights as reflected on the Balance Sheet or acquired after the Balance Sheet Date other than Inventory sold or consigned in the ordinary course of business since the Balance Sheet Date (all such property, assets, and rights the “Company Assets”). The Company Assets constitute all property, assets and rights (x) used in connection with the business of the Company as currently conducted and (y) necessary to conduct the Company’s business as currently conducted. Schedule 5.15 sets forth any material Company Assets that are owned or held by TCB as of the date hereof.

Section 5.16 Inventory. Except as provided in the Company’s reserves in the Financial Statements, the Inventory of the Company, wherever located, is in good condition and free of any material defect or deficiency, is usable or saleable in the ordinary course of the business. Except as provided in the Company’s reserves in the Financial Statements, none of such Inventory is obsolete (determined in accordance with the Accounting Principles) based on the purpose for which such Inventory is currently intended by the Company and no write down of such Inventory has been made in the period since the Balance Sheet Date. Schedule 5.16 indicates the locations of the Inventory as of the Balance Sheet Date.

Section 5.17 Labor and Employment Matters.

(a) Schedule 5.17(a) contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity (including commission), hire date, accrued vacation and paid-time-off (if any), principal work location and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position. The Company has provided Buyer with true, correct and complete copies of all offers letter and employment agreements for each of the employees listed on Schedule 5.17(a).

(b) Schedule 5.17(b) contains a list of all independent contractors, individual consultants, or temporary or leased employees currently engaged by the Company, along with a description of services, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 5.17(b), the Company does not engage or retain any independent contractors, individual consultants, or temporary or leased employees.

(c) As of the date hereof, the Company Group is not a party to or bound by any collective bargaining agreement or other agreement with a labor union respecting the Company Service Providers. There are, and within the last three (3) years have been, (i) no strike, work stoppage, lockout or other material labor dispute, (ii) no material grievance, claim of unfair labor practices, or other collective bargaining dispute, and (iii) to the Company Group’s knowledge, no union organizing activities made or threatened by or on behalf of any labor organization, works council or trade associations with respect to any current or former employees of the Company. There are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts or other material labor dispute. The Company Group is not or has not at any time been bound by any collective bargaining or similar agreement on behalf of or for the benefit of the Company, and, to the knowledge of the Company Group, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Company Service Provider.

(d) With respect to the Company or any Company Service Providers, the Company Group is, and has been for the last three years, in compliance with all applicable Laws relating to labor, employment relations or practices, workers’ compensation, terms and conditions of employment, worker classification, wages and hours, discrimination, immigration, collective bargaining, and the WARN Act, except for any failure to comply that would not reasonably be expected to result in, individually or in the aggregate, material liability. There is no pending Litigation against the Company Group or, to the Company Group’s knowledge, threatened to be brought or filed, in connection with the employment of any Company Service Provider.

(e) In the past three (3) years, the Company Group has not implemented a “plant closing,” “mass layoff” or any work layoffs that would reasonably be likely to implicate the WARN Act with respect to the Company or the Company Service Providers.

(f) The Company Group has properly classified its Company Service Providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such Company Service Providers for all purposes.

(g) Since the Company Group’s inception, no allegations of sexual harassment have been made to the Company Group against any officer, director, or executive of the Company and the Company Group has not otherwise become aware of any such allegations.

Section 5.18 Insurance. Schedule 5.18 contains a true and complete list of (a) all insurance policies (the “Company Insurance Policies”) relating to the assets, business, operations, employees, officers or directors of the Company and Blocker, each of which is in full force and effect, and (b) all pending claims under Company Insurance Policies. Except as has not been, and would not reasonably be expected to be, material to the Company, (w) all Company Insurance Policies are in full force and effect, (x) no written notice of default or termination has been received by the Company in respect of any Company Insurance Policy, (y) all premiums due on the Company Insurance Policies have been paid and (z) there is no claim by or on behalf of the Company pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. To the knowledge of the Company Group, there are no facts that would reasonably be expected to give rise to Liability with respect to a claim of sexual harassment or other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any Company Service Provider.

Section 5.19 Intellectual Property; Information Technology.

(a) Schedule 5.19(a) contains a list of all Owned Intellectual Property that is (i) registered, issued or applied for with a Governmental Authority, or (ii) a domain name. All registrations set forth on Schedule 5.19(a) are, in all material respects, valid and in force.

(b) The Company exclusively owns free and clear of all Liens (other than Permitted Liens) or otherwise has, and, after the Closing, Buyer will have, a valid right to use all Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted. During the twelve (12) month period prior to the date of this Agreement, the Company has not received any written notice from any Person (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property of any other person or (ii) challenging the ownership by the Company of or the validity or enforceability of any Owned Intellectual Property.

(c) The Company has made commercially reasonable efforts to protect the confidentiality of the trade secrets and know-how included in the Owned Intellectual Property, including all Company Product formulations.

(d) To the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating any Owned Intellectual Property.

(e) The Company has not infringed, misappropriated, or otherwise violated, nor is currently infringing, misappropriating or otherwise violating, and the conduct of the Company’s business as currently conducted by the Company does not infringe, misappropriate or violate the Intellectual Property of any Person. As of the date hereof, there is no pending (or, to the knowledge of the Company, threatened in writing) Litigation, to which the Company is a party asserting that the Company’s conduct of the Company’s businesses as currently conducted or use of the Owned Intellectual Property infringes, misappropriates or violates the Intellectual Property of any Person.

(f) All Company employees, independent contractors and other service providers who invented, created or contributed to Owned Intellectual Property have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Company and grants the Company exclusive ownership of any such inventions, creations or contributions, copies of which have been previously delivered to Buyer.

(g) To the knowledge of the Company, no current or former employee, consultant, advisor or contractor of the Company who has contributed to the creation or development of any Owned Intellectual Property has been during employment or engagement with the Company, subject to any employment, invention disclosure, invention assignment, non-disclosure or noncompetition or any other Contract with any other party that would have an adverse effect on the rights of the Company in such Owned Intellectual Property.

(h) During the twelve (12) month period prior to the date of this Agreement and as of the date of this Agreement, there has been and is no failure with respect to any software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware owned or used by or for the Company (“Company IT Systems”) that caused a material disruption to the Company’s business and that has not been reasonably resolved.

(i) The Company IT Systems are sufficient for the needs of the business of the Company as it is currently conducted. The Company has taken commercially reasonable actions to protect the security and integrity of the Company IT Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program.

Section 5.20 Data Protection and Privacy.

(a) In the past three (3) years, the Company, and to the knowledge of the Company, all entities that have Processed Company Personal Data on behalf of or at the direction of the Company (collectively, “Data Processors”), have materially complied with: (i) all applicable Privacy Laws; (ii) privacy policies or privacy notices relating to the Processing and protection of Company Personal Data (“Privacy Policies”); and (iii) contractual commitments related to the Processing of Company Personal Data (collectively, the “Privacy Requirements”). The Company has at all times provided a Privacy Policy to customers and website users of the Company prior to the collection of any Personal Data. The Company has delivered or made available to Buyer true, complete, and correct copies of all Privacy Policies issued in the past three (3) years. The Company does not directly Process any Personal Data subject to the Payment Card Industry Data Security Standard for purposes of processing payments; it utilizes third party payment processors to process such Personal Data in connection with processing payments on its behalf.

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated herein do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Data; (iii) give rise to any right of termination or other right to impair or limit Buyer’s rights to own and process any

Company Personal Data; or (iv) otherwise prohibit the transfer of Personal Data to Buyer. To the extent that any Personal Data transferred as part of the transactions falls within the scope of the California Consumer Privacy Act or similar U.S. state data privacy laws, for the avoidance of doubt, all such Company Personal Data is an asset that will be transferred as part of the transactions, as contemplated by the relevant exception to the term “sale” as defined under such laws.

(c) The Company has, at all times in the last three (3) years, implemented, maintained, and complied with, in all material respects, and required its Data Processors to at all times implement, maintain and comply with, in all material respects, technical, physical, and organizational safeguards, which are consistent with commercially reasonable industry practices to: (i) protect Company Personal Data against any accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, or compromise (a “Security Incident”) and (ii) identify and address internal and external risks to the privacy and security of Company Personal Data.

(d) Neither the Company, nor to the knowledge of the Company, none of its Data Processors, has: (i) suffered a material Security Incident, or (ii) paid any perpetrator of any actual or threatened Security Incident or cyberattack, including a ransomware attack or a denial-of-service attack.

(e) The Company and, to its knowledge, its Data Processors, have not: (i) notified or been required to notify any Person or Governmental Authority about any Security Incident or violation of the Privacy Requirements; or (ii) been subject to any Litigation brought by any Person or Governmental Authority alleging noncompliance with any applicable Privacy Requirements, or received any notice, inquiry, request, claim, complaint, correspondence or other communication related thereto.

(f) The Company maintains insurance coverage containing industry standard policy terms and limits that are appropriate to the risk of liability relating to any Security Incident or violation of Privacy Laws or PCI-DSS requirements, and no claims have been made under such insurance policy(ies).

Section 5.21 Taxes.

(a) The Company has (i) filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (taking into account any extension of time within which to file) and (ii) timely paid all amounts in respect of material Taxes required to be paid by them (whether or not shown on any Tax Return). All such Tax Returns are true, complete and correct in all material respects.

(b) There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Company and no written request for any such waiver or extension has been received.

(c) (i) No federal, state, local or foreign Tax Contests have been commenced with regard to any material Taxes or Tax Returns of the Company and (ii) no written notification has been received that such an audit or other proceeding has been proposed or threatened. No deficiency for Taxes (which has not been finally paid or settled) has been asserted or assessed in writing against the Company.

(d) The Company is not a party to or bound by, and has no obligation under, any Tax sharing, allocation or indemnification agreement with respect to any material amount of Taxes (other than pursuant to customary commercial contracts not primarily related to Taxes) and has no other liability for the Taxes of another Person as a transferee or successor or by applicable Law.

(e) There are no Liens or other encumbrances for Taxes upon the interests in, or any assets or properties of, the Company, except for statutory Liens for current Taxes not yet due and payable.

(f) For U.S. federal income tax purposes, the Company is (and has since April 5, 2023 been) classified as a partnership and, from the time of its formation on October 13, 2021 until April 5, 2023, was classified as an entity disregarded as separate from TCB.

(g) The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) The Company has withheld and paid over to the applicable Governmental Authority all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(i) No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j) The Company has duly and timely collected all material sales, use, transfer or similar Taxes, including goods and services, harmonized sales and state, value added, provincial or territorial sales Taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required to be so remitted.

(k) The Company will not be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or similar or corresponding agreement under any similar provision of Law) entered into prior to the Closing, (iii) prepaid amount received prior to the Closing or (iv) installment sale or open transaction disposition made prior to the Closing.

(l) The Company has complied with all escheat and abandoned property Laws in all material respects.

(m) All transactions involving the Company have been on arm’s-length terms for purposes of applicable Law relating to transfer pricing. Other than as would not be material, individually or in the aggregate, to the Company, all related documentation required by such applicable Law has been timely prepared or obtained and, if necessary, retained.

Section 5.22 Anti-Corruption Matters.

(a) In the past five (5) years, neither the Company, nor any director, officer, employee, agent, representative, or any other Person acting on behalf of the Company has directly or indirectly violated the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010, or any similar anti-bribery Law or regulations applicable to the Company (collectively, the “Anticorruption Laws”); nor has the Company, or any Company representative corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Governmental Authority; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to the Company; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b) The Company and its representatives have not been the subject of any actual, suspected, or threatened allegations, investigations, litigation, voluntary or directed disclosures to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Serious Fraud Office), or whistleblower reports in any way related to Anticorruption Laws.

(c) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 5.22(a) and Section 5.22(b) constitute the sole and exclusive representations and warranties of the Company relating to the FCPA and Anticorruption Laws.

Section 5.23 Regulatory Compliance.

(a) The Company is, and during the past three (3) years has been, in material compliance with all Laws applicable to the testing, ingredients, labeling, advertising, packaging, marketing, manufacture, processing, safety, distribution, import, export, storage, or disposal of the Company Products, including without limitation, the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Fair Packaging and Labeling Act, the Poison Prevention Packaging Act, all other comparable Laws administered or enforced by the FDA, the FTC or any other Governmental Authority exercising similar authority, and the rules and regulations promulgated pursuant to any of the foregoing (collectively, “Product Laws”), and (B) neither the Company nor any of its subsidiaries has received notice of any violation, alleged violation or potential violation of, or is subject to any liability with respect to, any such Product Laws.

(b) In the past three (3) years, neither the Company nor any manufacturing site for the Company Products (whether Company-owned or that of a contract manufacturer for any Company Products) has been subject to a Governmental Authority shutdown or import or export alert or prohibition, nor received any Form FDA-483 or other Governmental Authority or material third party notice of inspectional observations or critical nonconformities, warning letters, untitled letters, or requests or requirements to make changes to any Company Products or processes or operations of the Company, or similar correspondence or notice from the FDA, the FTC or other Governmental Authority alleging or asserting noncompliance with any applicable Product Laws and, to the knowledge of the Company, neither the FDA, FTC nor any other Governmental Authority is considering such action. The Company is not subject to any obligation or requirement arising under an administrative or regulatory action, inspection, warning letter, notice of violation letter or other notice, response or commitment made to or with the FDA, FTC or any comparable Governmental Authority.

(c) In the past three (3) years, the Company has not conducted or issued any mandatory or voluntary recall, field notification, field correction, market withdrawal or replacement, warning, safety alert or other notice of action relating to an alleged lack of safety, quality or regulatory compliance of any of the Company Products (collectively, “Safety Notices”), or received any material complaints with respect to such products that are currently unresolved. To the knowledge of the Company, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to any of the Company Products, (B) an adverse change in labeling of any Company Products, or (C) a termination or suspension of marketing or testing of any Company Products.

Section 5.24 Trade Controls.

(a) The Company has, within the last five (5) years, (i) complied with applicable Trade Controls and Sanctions; (ii) maintained in place and implemented controls and systems to comply with applicable Trade Controls and Sanctions; (iii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and (iv) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified of any such pending or threatened actions.

(b) Neither the Company nor any director, officer or employee or agent of the Company is (i) a Sanctioned Person, (ii) subject to debarment or any list-based designations under any Trade Controls; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

Section 5.25 Suppliers. Schedule 5.25(a) sets forth the fifteen (15) most significant third-party suppliers of the Company (based on aggregate dollar amounts paid directly by the Company), during the year ended December 31, 2022 and during the six-month period ended on the Balance Sheet Date (the “Key Suppliers”). Schedule 5.25(b) includes the total dollar volume for the Key Suppliers during such periods. From the Balance Sheet Date to the date hereof, the Company has not received any oral or written notice from a Key Supplier (a) materially reducing its business dealings with the Company or (b) terminating or cancelling its relationship with the Company. There are no minimum purchase contracts between the Company and any supplier that are material to the Company.

Section 5.26 Customers Schedule 5.26(a) sets forth the five (5) largest customers of the Company (based on aggregate revenues) during the year ended December 31, 2022 and during the six-month period ended on the Balance Sheet Date (the “Key Customers”). Schedule 5.26(b) includes the total dollar revenues from the Key Customers during such periods. From the Balance Sheet Date to the date hereof, the Company has not received any oral or written notice from a Key Customer (a) materially reducing its business dealings with the Company or (b) terminating or cancelling its relationship with the Company.

Section 5.27 Products and Product Liability.

(a) Except for Company Products that have been discontinued, Schedule 5.27 sets forth a true and complete list as of the date of this Agreement of (i) each Company Product owned by the Company, including any Company Products in which the Company has been granted ownership of such Company Product’s formulation and (ii) for all other Company Products, (A) the owner of the applicable formulation used to manufacture such Company Product and (B) the Contract pursuant to which the Company has the right to use such formulation in connection with the manufacturing, marketing, sale and other exploitation of such Company Product (or if there is no written Contract, an accurate description of the terms of such right to use) and, if applicable, the amount of any additional payments or quantity of product required to be made or ordered by the Company under such Contract in order for the Company to obtain full and exclusive ownership of such formulation.

(b) Each of the Company Products has been manufactured, developed, tested, formulated, marketed, sold, packaged, stored, distributed (or otherwise made available) in compliance with all applicable specifications in material compliance with (i) all applicable Laws, including without limitation all applicable Product Laws, (ii) all Permits and (iii) to the extent applicable, industry standards. All material claims made by or on behalf of the Company in advertising, marketing and promotional materials in any media (including labels and packaging) relating to the Company Products are in material compliance with all applicable Laws, in each case, at the time such claims were made by or on behalf of the Company. The Company has, or has access to, sufficient evidence to substantiate all material claims made by or on behalf of the Company regarding each Company Product. Except as set forth in Schedule 5.27(b), in the past three (3) years, there has not been, nor is there pending nor, to the Company’s knowledge as of the date hereof, threatened any Litigation against the Company under or relating to any of the foregoing applicable Laws or in connection with any former or discontinued product produced, sold, or distributed by or on behalf of the Company or any third-party product distribution by the Company in its retail store location.

(c) The Company has not made or provided a warranty, express or implied, written or oral, with respect to the Company Products. There are no pending or, to the Company’s knowledge, threatened claims, and the Company has not been notified of any claims, relating to any warranty obligations, failure to meet warranties or material Company Product returns not associated with returns of unused, slow-moving or expired Company Product in the ordinary course of business. There are no pending, or, to the Company’s knowledge, threatened claims, and the Company has not been notified of, any claims relating to any liabilities proximately caused by a failure to warn or any defect or deficiency in design, engineering, assembly or production, with respect to any Company Product, and which involve the destruction of property, personal injury or death, or the failure to perform in accordance with specifications (the “Product Liabilities”) against or involving the Company’s business or any Company Product and, except as set forth in Schedule 5.27(c), no such claims have been settled or adjudicated. There are no liabilities for Product Liabilities, warranty, or other claims or returns (other than individual returns in the ordinary course of business which are not material, individually or in the aggregate) with respect to any of the Company Products relating to any defects, deficiencies or failures of the Company Products.

(d) No Contract under which any Company Products are supplied to the Company, imposes any, and the Company is not otherwise bound by any, restriction or prohibition against the Company or any other Person redeveloping similar formulations for, or reverse engineering, any Company Products supplied to the Company or otherwise deriving the formulations of such Company Products.

(e) Each Company Product regulated by the FDA as an over-the-counter drug product includes product labeling containing a valid and current NDC Number. Except as set forth on Schedule 5.27(e), each such NDC Number identifies the Company as the applicable product labeler.

(f) The Company has required all influencers, endorsers and service providers of the Company to comply with applicable FTC guidelines regarding endorsements and, to the Company’s knowledge, there are no investigations by any Governmental Authority with respect to the marketing or endorsement activities of such influencers, endorsers or service providers relating to the Company or any Company Products.

Section 5.28 Bank Accounts. Schedule 5.28 sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company (or another Person on behalf of the Company) maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 5.29 Brokers. Except for the Bankers’ Fees, no investment banker, broker or finder retained by or on behalf of the Company is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from the Company in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally represent and warrant to the Company as follows:

Section 6.01 Organization. Each of Parent and Buyer is duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite corporate, limited liability company or similar power and authority to own all of its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Buyer is duly qualified and in good standing to do business as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.02 Authority; Binding Effect. Each of Parent and Buyer has all requisite corporate, limited liability company or similar power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to perform its obligations and consummate the transactions contemplated therein. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party by each of Parent and Buyer, and the consummation of the transactions contemplated therein by each of Parent and Buyer, have been duly authorized by all necessary corporate, limited liability company or similar action on the part of each of Parent and Buyer, as the case may be, and no other action, corporate or otherwise, on the part of Parent or Buyer is required to authorize the execution, delivery and performance thereof by each of Parent and Buyer, and the consummation of the transactions contemplated therein by each of Parent and Buyer. This Agreement has been duly executed and delivered by each of Parent and Buyer and, assuming that this Agreement has been duly authorized, executed and delivered by the Company, Blocker and the Sellers, constitutes the valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

Section 6.03 Consents and Approvals; No Violation.

(a) The execution and delivery of this Agreement by Parent and Buyer does not, and the performance by Parent and Buyer of this Agreement and the consummation of the transactions contemplated hereby will not, require Parent or Buyer to obtain any consent of any Governmental Authority, except for (i) compliance with the applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and the rules of NYSE in connection with the issuance and listing on NYSE of the shares of Parent Stock issuable in pursuant to this Agreement and (iii) such consents that if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Buyer does not, and the performance of this Agreement by Parent and Buyer and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any respect, the Organizational Documents of Parent or Buyer, (ii) assuming compliance with the matters referred to in Section 6.03(a), conflict with or violate any Law or Order applicable to Parent or Buyer or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any material Contract or Permit to which Parent or Buyer is a party or by or to which Parent or Buyer is bound or subject except where, in the case of clauses (ii) and (iii), such conflict(s), violation(s), default(s) or other effect(s), would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.04 Absence of Litigation. As of the date hereof, (a) there is no Litigation pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer which has had or would reasonably be expected to have a Buyer Material Adverse Effect and (b) neither Parent nor Buyer is a party to or subject to, or in default under, any Order which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.05 Compliance with Laws. Each of Parent and Buyer is in compliance in all material respects with all Laws and Orders applicable to it, except for such non-compliance that has not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect. As of the date hereof, neither Parent nor Buyer has received any written notice alleging, and to the knowledge of Parent and Buyer, neither Parent nor Buyer is under investigation with respect to any material noncompliance with any such Laws or Orders, except for such alleged non-compliance that has not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect.

Section 6.06 Available Funds. Buyer will have at the Closing unrestricted immediately available funds sufficient for Buyer to pay the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses of Parent and Buyer. As of the date hereof, to the knowledge of Parent and Buyer, there are no circumstances or conditions that would reasonably be expected to prevent or materially delay the availability of such funds at the Closing. Each of Parent and Buyer acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates be a condition to the obligations of Buyer to effect the Closing. As of the date hereof, no Event of Default (each as defined in the definitive documentation for Buyer’s existing revolving lines of credit) has occurred and is continuing under definitive documentation for Buyer’s existing revolving lines of credit.

Section 6.07 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement, payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and payment of all related fees and expenses of Parent and Buyer, each of Parent, Buyer and the Company will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities (including contingent and other liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 6.08 Valid Issuance. All shares of Parent Stock to be issued to TCB will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and nonassessable and (b) issued in compliance in all material respects with applicable securities Laws and other applicable Laws.

Section 6.09 Investment Representation. Each of Parent and Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each of Parent and Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the equity interests of the Company, and further acknowledges that the equity interests of the Company have not been registered under the U.S. federal securities Laws or under any state or foreign securities Laws, and that the equity interests of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder.

Section 6.10 Foreign Control. Each of Parent, Buyer and each of their respective directors, officers, and other individuals having primary management or supervisory responsibilities of Parent or Buyer, as applicable, (a) is a U.S. citizen or company, (b) is not subject to foreign ownership, control or influence as the terms are used in the NISPOM and (c) is not, and is not controlled by, a “foreign person” as that term is used in 31 C.F.R. Part 800 et seq.

Section 6.11 Brokers. No investment banker, broker or finder retained by or authorized to act on behalf of Parent or Buyer is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.12 Parent SEC Documents; Financial Statements; NYSE Listing.

(a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2022 (the “Parent SEC Documents”). As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents including the notes thereto and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(c) Parent has not received any written notice from the NYSE or the SEC regarding the revocation or potential delisting of the Parent Stock from the NYSE.

Section 6.13 Seasoned Issuer. As of the date of this Agreement, Parent is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

ARTICLE VII

COVENANTS

Section 7.01 Conduct of Business.

(a) Except (i) as set forth on Schedule 7.01(a), (ii) as required by any applicable Law or Order (including any applicable COVID-19 Measures) or pursuant to the terms of a Material Contract provided or made available to Buyer prior to the date hereof, (iii) as expressly provided by this Agreement, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with ARTICLE IX (the “Pre-Closing Period”), the Company shall conduct its business in the ordinary course of business consistent with past practice in all material respects, it being understood that no action or inaction by the Company with respect to the matters addressed by any of the provisions of the following sentence shall be deemed to be a breach of this sentence unless such action or inaction would constitute a breach of such other provisions. Without limiting the generality of the foregoing, and except (i) as set forth on Schedule 7.01(a), (ii) as required by any applicable Law or Order (including any applicable COVID-19 Measures), or (iii) as expressly provided by this Agreement, during the Pre-Closing Period, the Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (viii) and (xviii)(B)):

(i) amend its Organizational Documents;

(ii) issue, grant, transfer, pledge, sell, dispose of or otherwise encumber or authorize the issuance, grant, transfer, pledge, sale or disposition of, any of its equity interests, or any securities convertible into its equity interests, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity interests;

(iii) declare, set aside or pay any dividend or other distribution in respect of any of its equity interests, in each case, other than dividends and distributions payable solely in cash;

(iv) adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its equity interests, as the case may be, or any option, warrant or similar right relating thereto;

(v) form or acquire any Subsidiaries;

(vi) sell, pledge, lease, transfer, divest or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any of its properties or assets that are material to the Company’s business, other than (A) sales, leases, transfers, divestitures or dispositions (1) in the ordinary course of business (other than Intellectual Property assets), (2) of obsolete or unsalable inventory or equipment or (3) of other properties or assets in an amount not to exceed $500,000 (other than Intellectual Property assets), or (B) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business;

(vii) (A) incur any Indebtedness in addition to any Indebtedness outstanding on the date hereof or any renewals or extensions thereof, or (B) assume or guarantee any Indebtedness for borrowed money of any other Person;

(viii) except as required pursuant to the terms of any Plan existing on the date hereof, or in connection with annual enrollment in the ordinary course of business consistent with past practices or as required by Law: (A) accelerate, materially increase or decrease, or accelerate the funding of the compensation payable or renumerations or benefits provided to any Company Service Provider; (B) establish, adopt, enter into, renew, terminate or materially amend or modify any Plan or any plan, policy, program, agreement, arrangement or Contract that would be a Plan if in existence on the date of this Agreement; (C) pay any special bonus, retention, change in control or similar payments and benefits to any Company Service Provider; (D) hire, engage, promote, transfer, change the title, position or duties, temporarily layoff, furlough or terminate (other than termination for cause) any Company Service Provider; (E) take or omit to take any actions that would reasonably be expected to cause any Company Service Provider to have “Good

Reason” pursuant to any applicable agreement with the Company Group; (F) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant with respect to Company Service Provider; (G) implement or announce any layoffs, plant closings, reductions in force, furloughs or material work schedule changes affecting Company Service Provider; or (H) enter into, amend, negotiate or extend any collective bargaining agreement or other Contract with any labor union, labor organization or works council or, unless required by Law, recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Service Provider;

(ix) acquire (including by merging or consolidating with, or licensing or sublicensing from, or by any other manner), any interest in, or a substantial portion of the assets or business of, any Person;

(x) make any capital expenditure or enter into any Contract for a capital expenditure, individually or in the aggregate, in excess of the Company’s existing capital expenditure budget provided to Buyer prior to the date hereof, other than such expenditures or commitments (A) in the ordinary course of business or (B) in response to a business emergency or other unforeseen operational matters in the case of (A) and (B) not to exceed $50,000;

(xi) reformulate or reverse-engineer any formulation for any Company Product;

(xii) change the manufacturer or supplier of any Company Product (or any component thereof);

(xiii) enter into or amend any Contract with any Related Person other than any Contract entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s-length basis, and relating to employment or the provision of goods or services;

(xiv) dissolve, wind-up, liquidate or effect a recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction;

(xv) commence (outside the ordinary course of business), settle or offer or propose to settle any Litigation existing on or commenced after the date hereof, other than settlements of Litigation involving or against the Company (A) for a monetary payment of no more than $500,000 (or, if applicable, for a monetary payment of no more than $300,000 in excess of any reserve amount established for such claim, right or Litigation) in exchange for a full and unconditional release and (B) that do not involve (1) any criminal liability or admission of fault or liability by the Company or (2) the imposition of restrictions on the business or operations of the Company (or its Affiliates) that materially interfere with the operations of the Company (or its Affiliates);

(xvi) (A) materially change the manner in which the Company extends discounts, credits or warranties to its customers; or (B) accelerate or delay the collection of any accounts receivable or the payment of any accounts payable or otherwise alter the management of the working capital of the Company in any material respect;

(xvii) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement in respect of material Taxes, settle any claim or assessment in respect of material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, or permit TCB to take any of the foregoing actions to the extent relating to or affecting Blocker or the Company;

(xviii) (A) amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company under any Material Contract (which shall include terms of sale to any Key Customer or terms of purchase from any Key Vendor), or (B) enter into any Material Contract excluding invoices and purchase orders received in the ordinary course of business and which are not, individually or in the aggregate, material to the Company; or

(xix) enter into any Contract, or otherwise agree or commit, to take any of the foregoing actions.

(b) The Blocker Seller agrees that except (i) as set forth on Schedule 7.01(b), (ii) as required by any applicable Law or Order (including any applicable COVID-19 Measures), or (iii) as expressly provided by this Agreement, it shall cause Blocker not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend Blocker’s Organizational Documents;

(ii) issue, grant, transfer, pledge, sell, dispose of or otherwise encumber or authorize the issuance, grant, transfer, pledge, sale or disposition of, any of its equity interests, or any securities convertible into its equity interests, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity interests;

(iii) adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its equity interests, as the case may be, or any option, warrant or similar right relating thereto;

(iv) (A) incur any Indebtedness or (B) assume or guarantee any Indebtedness for borrowed money of any other Person;

(v) engage in any business or activity or incur any obligations or liabilities, other than its ownership of Blocker TCB Units until the Blocker Redemption or its ownership of Units following the Blocker Redemption; or

(vi) enter into any Contract, or otherwise agree or commit, to take any of the foregoing actions.

(c) No later than the day prior to the Closing Date, Blocker, TCB and the Company shall cause the Blocker Redemption to occur by effecting the Blocker Redemption Steps (as defined in Schedule 7.01), provided that TCB, the Blocker Seller and the Company shall consult and cooperate in good faith with Buyer with respect to such effectuation, including by providing Buyer a reasonable opportunity to review and comment upon drafts of any relevant documents necessary to effect the Blocker Redemption Steps prior to execution.

Section 7.02 Control of Operations. Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

Section 7.03 Efforts; Cooperation. During the Pre-Closing Period, each of the parties hereto shall, and shall cause each of their respective Affiliates to, use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein and provided that at all times the provisions of Section 7.05 shall govern the matters set forth therein) to take, or cause to be taken, all actions, and to do, or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws or in connection with obligations set forth in a Contract to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in ARTICLE VIII. Notwithstanding the foregoing, nothing in this Agreement shall require Buyer, the Company or any Seller to agree to amend or modify any Contract or pay any fee to any third party or Governmental Authority (including filing or other fees payable to Governmental Authorities), or incur any costs and expenses of any third party resulting from the taking of any such actions or the doing of any such things, in each case, unless required by the express terms of any such Contract and except as expressly contemplated pursuant to this Agreement.

Section 7.04 Consents. Without limiting the generality of Section 7.03 hereof, and in addition to the filing and submission requirements set forth in Section 7.05, each of the parties hereto shall use their reasonable best efforts to obtain, and shall cause each of their respective Affiliates to use their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein and provided that at all times the provisions of Section 7.05 shall govern the matters set forth therein) to deliver all notices and obtain all consents and Permits of all Governmental Authorities and other Persons which are or may be necessary to deliver or obtain (pursuant to applicable Law, Contract or otherwise) by such party in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including those set forth in Schedule 7.04. Notwithstanding the foregoing, none of Buyer, the Company or any Seller shall have any obligation to agree to amend or modify any Contract or pay any fee to any third party or Governmental Authority (including filing or other fees payable to Governmental Authorities), offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party or including Governmental Authority or commence or participate in any Litigation for the purpose of obtaining any such consent or Permit, or any costs and expenses of any third party resulting from the process of obtaining such consent or Permit, in each case, unless required by the express terms of any such Contract and except as expressly contemplated pursuant to this Agreement. Each of the parties hereto shall timely make or cause to be made and shall cause its respective Affiliates to timely make or cause to be made, all filings and submissions under applicable Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Buyer acknowledges that, notwithstanding anything herein to the contrary, pursuant to certain Contracts to which the Company is a party, certain consents, Permits and waivers with respect to the transactions contemplated by this Agreement may be required from the parties to such Contracts and that obtaining such consents is not a condition to any of its obligations hereunder or the consummation of the transactions contemplated hereby.

Section 7.05 Antitrust Notifications and Other Regulatory Approvals.

(a) Each of the Company and Buyer shall, and shall cause each of their respective Affiliates to, cooperate with each other and shall use, and the Company and Buyer shall cause their respective Affiliates to use, their respective reasonable best efforts to prepare and file required Notification and Report Forms under the HSR Act with the FTC and the DOJ as expeditiously as possible following the date of this Agreement, but in no event later than ten (10) Business Days after the date hereof. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Antitrust Law, including the HSR Act and any other applicable Law. Each of the Company and Buyer shall make, and shall cause their respective Affiliates to make, such other filings and submissions as are necessary or advisable, if any, in other jurisdictions in order to comply with all applicable Antitrust Laws and all other applicable Laws and shall promptly provide any supplemental information or documentation required by any Governmental Authority relating thereto. All filing fees payable in connection with the notifications, filings or registrations contemplated by this Section 7.05 shall be paid entirely by Buyer. Subject to the Confidentiality Agreement, Section 7.07 and applicable Laws relating to the exchange of information, the parties to this Agreement shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to coordinate and cooperate promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Notwithstanding the foregoing, in connection with the performance of each party’s respective obligations, the Company and Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 7.05(a) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Buyer, as the case may be) or its legal counsel.

(b) Subject to applicable Laws relating to the exchange of information, appropriate confidentiality protections and the instructions of any Governmental Authority, each party to this Agreement shall use its reasonable best efforts to (x) promptly notify and furnish the other parties copies of (i) any substantive filing such party or any of its Affiliates submits to any Governmental Authority other than the Notification and Report Forms and accompanying attachments submitted pursuant to the HSR Act and (ii) any material correspondence or material communication between it or any of its Affiliates or any of their respective representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement (and, in the case of any oral communication, a summary of such communication) and (y) to the extent practicable, (i) consult with and permit the other parties to review in advance any proposed filing other than the Notification and Report Forms and accompanying attachments submitted pursuant to the HSR Act and any material written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement, and (ii) take into account, in good faith, the views of such party in connection with any such proposed filing and any such material written or oral communication or correspondence to any Governmental Authority, including the FTC or the DOJ relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement. Subject to applicable Law and the instructions of any Governmental Authority, no party to this Agreement shall agree to, or permit any of its Affiliates or any of its or their respective representatives to, participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 7.05 or any transaction contemplated by this Agreement unless, to the extent practicable, it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege. For the avoidance of doubt, this Section 7.05 shall not apply to any filings, communications or correspondence regarding Taxes.

(c) Buyer shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take any and all actions necessary to obtain any consents under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable foreign, federal or state Law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, in each case, to cause the transactions contemplated hereby to occur as expeditiously as reasonably possible following the date of this Agreement and, in any event, prior to the Termination Date, including promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither Buyer nor the Company (or any Affiliates of Buyer or the Company) shall be required to (and the Company may not without the prior written consent of Buyer) become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order (i) to hold separate, lease, license, transfer, dispose of, or otherwise encumber, before or after the Closing, any assets, licenses, operations, rights, product lines, business, or interests therein of Buyer or any of its Affiliates (including, after the Closing, the Company or Blocker), or (ii) imposing any changes to or restriction, requirement or limitation on, or other impairment of, Buyer’s or its Affiliates’ (including, after the Closing, the Company’s or Blocker’s) ability to own, operate, or exercise rights in respect of, such assets, licenses, operations, rights, products lines, business, or interests therein if any such action described in clause (i) or (ii) (individually or in the aggregate) would (A) materially reduce the benefits or advantages Buyer and/or its Affiliates expect to receive from the transactions contemplated by this Agreement or (B) impact Buyer or any of its Affiliates (including, after the Closing, the Company or Blocker) in a manner or amount that is material relative to the value of the Company; provided, that if requested by Buyer, the Company will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs. Notwithstanding anything to the contrary set forth in this Agreement, in no event will Buyer or any of its Affiliates be required to contest, defend or appeal any threatened or pending Litigation or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the transactions contemplated hereby. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall (x) either party or any of its respective Affiliates be obligated to commit to take any action pursuant to this Section 7.05 (or Section 7.03 or Section 7.04), the consummation of which is not conditioned on the consummation of the Closing, or (y) Buyer, the Company or any of their respective Affiliates be obligated to pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby, in each case, unless required by the express terms of any Contract pursuant to which such consent is sought and except as expressly contemplated pursuant to this Agreement.

(d) During the Pre-Closing Period, none of the Company, any Seller, or Buyer will, and each such Person will cause such Person’s Affiliates not to, except as contemplated by this Agreement or with the prior written consent of the other parties, take any action or fail to take any action, in each case, other than in the ordinary course of business which is intended or would reasonably be expected to materially hinder, delay or prevent the obtaining of clearance or any consent or the expiration of the required waiting periods under any Antitrust Law.

Section 7.06 Access to Information. For purposes of furthering the transactions contemplated by this Agreement, subject to the terms of the Confidentiality Agreement and applicable Laws (including any applicable COVID-19 Measures), during the Pre-Closing Period, the Company and Blocker shall (x) permit Buyer and its Affiliates and each of their respective officers, directors, employees, agents, advisors, accountants, attorneys and authorized representatives (collectively, “Buyer Representatives”) to (a) have reasonable access, during normal business hours, upon reasonable advance notice and in compliance with any COVID-19 Measures, to the offices, facilities, personnel and books and records (including Contracts) of the Company and Blocker and (b) furnish Buyer and the Buyer Representatives with such financial, operating and other data and information related to the Company and the Blocker, in each case, as Buyer or any of the Buyer Representatives may reasonably request for the purpose of conducting an investigation of its financial condition, status, business, properties and assets. All access and investigation pursuant to this Section 7.06 shall be coordinated through, and the supervision of, Francois Bonin, the Chief Executive Officer of the Company, or the designee thereof and shall be conducted at Buyer’s expense in compliance with all COVID-19 Measures and in such a manner as not to interfere with the normal operations of the Company’s business. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor Blocker shall be required to provide access to or to disclose information (x) where such access or disclosure would reasonably be expected to (A) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Company or (B) contravene any applicable Law (including any applicable COVID-19 Measures or Antitrust Laws) or Contract entered into by the Company prior to the date of this Agreement, or (y) related to proposals received from other Persons or to any other potential transaction with the Company not involving Buyer, in each case, in connection with the Company’s sales process. Without limiting the foregoing, in the event that the Company or Blocker do not provide access or information in reliance on the immediately preceding sentence, the Company shall provide notice to Buyer that it is withholding such access or information and shall use reasonable efforts to communicate the applicable information in a way that would not risk violating the applicable Law or Contract, or risk waiver of such privilege, including by developing a reasonable alternative to providing such information so as to address such matters. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor Blocker shall be required to provide any books and records or reports based thereon pursuant to this Section 7.06 that are not currently in existence or that it does not maintain or prepare in the ordinary course of business. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor Blocker shall be required to incur any out-of-pocket costs or expenses in connection with the rights granted pursuant to this Section 7.06. The Company shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 7.06. During the Pre-Closing Period, without the prior written consent of the Company, Buyer shall not, and shall cause its Affiliates and its representatives not to, contact any distributor, supplier, vendor, customer, partner or other material business relation of the Company regarding the business, operations, assets, financial condition or prospects of the Company or this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, but subject to the terms of the Confidentiality Agreement, this Agreement shall not affect Buyer’s continuing right to contact or communicate with any distributor, supplier, vendor, customer, partner or other material business relation in connection with the operation or conduct of its and its Affiliates businesses.

Section 7.07 Confidentiality.

(a) The parties agree that the terms of the Confidentiality Agreement shall continue in full force and effect until the Closing. Parent and Buyer shall hold, and shall cause each of their respective Representatives (as defined in the Confidentiality Agreement) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) and other information provided to them in accordance with this Agreement or in connection with the transactions contemplated by this Agreement and the other Transaction Documents in confidence in accordance with the terms of the Confidentiality Agreement and this Section 7.07(a).

(b) As a result of the ownership of the Purchased Securities of the Company and Blocker, each Seller has had access to confidential or proprietary information and materials of the Company and Blocker (collectively, the “Company Confidential Information”). The Representative and each Seller, on behalf of such Seller and its Affiliates, agrees that, for a period of seven (7) years beginning on the Closing Date, unless such Person first secures the written consent of Buyer, such Person shall not disclose to any third party any Company Confidential Information; provided that the foregoing restriction shall not prevent disclosure by a Seller or the Representative of information (v) exclusively pertaining to the other businesses of such Seller, as applicable, (w) generally available to, or generally known by, the public (other than as a result of disclosure in violation of this Section 7.07), (x) that is received by such Seller or the Representative after the Closing Date from a third party that was not, to such Seller’s or the Representative’s knowledge, prohibited from disclosing such information, (y) that was independently developed by any Seller or any Affiliate of such Seller (other than the Company) without use of or reference to any Company Confidential Information or (z) (A) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated hereby or thereby or (B) required for audit or Tax purposes. Notwithstanding the foregoing, in the event that the Representative or a Seller or any of its Affiliates is required by applicable Law (including by deposition, interrogatories, subpoenas, civil investigative demand or similar process) to disclose any Company Confidential Information, to the extent permitted by Law, such Person shall provide Buyer with prompt written notice of such requirement so that Buyer may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Section 7.07(b), and will reasonably cooperate with Buyer, at Buyer’s request and expense, in connection with any efforts to obtain such protective order or otherwise prevent or limit the scope of such disclosure; provided, that, if, in the absence of a protective order or the receipt of a waiver hereunder, such Person (for itself or on behalf of any of its Affiliates) is nonetheless required to disclose Company Confidential Information to or at the direction of any Governmental Authority, such Person may disclose only that portion of such Company Confidential Information, that such Person is advised by counsel is reasonably necessary to properly respond to the applicable requirement and will exercise commercially reasonable efforts (at Buyer’s expense) to obtain assurances that confidential treatment will be accorded to the Company Confidential Information so disclosed.

Section 7.08 Public Statements. Except as otherwise agreed by Buyer and the Company, and except as required by applicable Law, Governmental Authority or the rules and regulations of any applicable stock exchange, in which event the parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto; provided, however, that (a) the Company and any Affiliate of any Seller which is a holding company, private equity fund or other investment fund may make customary disclosures regarding the transactions contemplated by this Agreement on a confidential basis to its limited partners, shareholders and prospective limited partners or other investors in connection with their ordinary course business operations, including venture capital/fund-formation, fundraising, marketing, syndication, informational or reporting activities, (b) Parent or Buyer may make public statements with respect to the anticipated effect of this Agreement and the transactions contemplated hereby on Parent’s or Buyer’s business and its financial projections (i) to the extent required by the SEC, FINRA or other Governmental Authority or (ii) to investors, analysts and financing sources, provided such public statements are made without use of or reference to any confidential information of the Company and (c) following the Closing, the parties and their respective Affiliates may make any public statement or statements that are reasonably likely to become public relating to the transactions contemplated by this Agreement, in each case, without the prior written consent of, or notice to, any Person if the statements contained therein with respect to this Agreement or the transactions contemplated by this Agreement are otherwise consistent with previous press releases, public statements, or public filings made by any party in compliance with this Section 7.08.

Section 7.09 Indemnification of Directors and Officers.

(a) Each of Parent and Buyer agrees that all rights provided (x) in the Organizational Documents of the Company or Blocker as in effect as of the date of this Agreement or (y) in any other agreement (each, an “Indemnification Agreement”) between the Company or Blocker and any D&O Indemnified Person existing as of the date of this Agreement (a copy of which has been made available to Buyer), in each case with respect to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) in favor of each individual who at the Closing is, or at any time prior to the Closing was, a director (or manager) and/or officer of the Company or Blocker (each such Person, a “D&O Indemnified Person” and such obligations, the “Company Indemnification Obligations”) shall survive the Closing and shall continue in full force and effect until the sixth (6th) anniversary of the Closing. For a period of at least six (6) years after the Closing, (A) neither Parent nor Buyer shall amend, repeal or modify any provision in the Company’s or Blocker’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent provided under the existing Organizational Documents (to the extent permitted by applicable Law) and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s right thereto without the prior written consent of that D&O Indemnified Person and (B) Parent and Buyer shall cause the Company and Blocker to honor the Indemnification Agreements.

(b) Sellers shall cause the Company as of the Closing to obtain and fully pay for, at Buyer’s expense, a “tail” insurance policy, in a form mutually approved by the Company and Buyer (Buyer’s approval not to be unreasonably withheld, conditioned or delayed), with a claims period of at least six (6) years from and after the Closing Date, from an insurance carrier with the same or better credit ratings as the insurance carrier that provides the existing officers’ and directors’ liability insurance applicable to the current officers and directors of the Company (the “D&O Insurance”), for the persons who are covered by the D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Closing (including in connection with this Agreement and the transactions contemplated hereby), and Parent and Buyer shall cause the Company to maintain such D&O Insurance in full force and effect for its full term; provided that in no event shall Parent or Buyer be required to bear in respect of the D&O Insurance an aggregate amount in excess of two hundred percent (200%) of the aggregate annual premiums respectively paid by or on behalf of the Company and Blocker for such directors’ and officers’ liability insurance in effect as of the date of this Agreement. In the event that Parent, Buyer, the Company or Blocker or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Parent, Buyer or the Company, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.09.

(c) The provisions of this Section 7.09 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 7.09, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 7.09 shall survive the consummation of the transactions contemplated hereby.

Section 7.10 Employee Matters.

(a) Following the date of this Agreement, the Company shall reasonably cooperate with and assist Buyer to secure from any Person who is an employee or independent contractor of the Company an employment offer letter and employee confidentiality, non-solicitation and inventions assignment agreement on Buyer’s standard forms and any consulting documentation deemed necessary or appropriate by Buyer including by providing Buyer (upon written request) reasonably necessary information relating to any documents related to employees’ employment or independent contractors’ consulting with the Company.

(b) For a period commencing at the Closing Date and ending on the one-year anniversary of the Closing Date (or, if sooner, on the date of termination of employment of the relevant Continuing Employee (as defined below)), Buyer shall, or shall cause the Company to, provide to each individual who is an employee of the Company immediately prior to the Closing and continues to be an employee of Buyer or one of its Subsidiaries (including the Company) following the Closing (collectively, the “Continuing Employees”) (i) base salary or wage level no less favorable than the base salary or wage level to which similarly situated employees of Buyer were eligible for immediately prior to the Closing Date, (ii) incentive opportunities no less favorable in the aggregate to the incentive opportunities (excluding special, retention, one-time or transaction-based compensation arrangements) similarly situated employees of the Buyer were eligible for immediately prior to the Closing Date, and (iii) employee benefits and perquisites that are no less favorable in the aggregate to the employee benefits and perquisites similarly situated employees of Buyer were eligible to participate in or entitled to receive immediately prior to the Closing Date.

(c) Buyer shall, or shall cause the Company to, take the actions set forth on Schedule 7.10(c).

(d) From and after the Closing Date, Buyer shall, or shall cause the Company to use commercially reasonable efforts to (i) provide for all Continuing Employees receive credit for prior service with the Company (or any predecessor entities) prior to Closing as recognized by the Company for purposes of eligibility to participate, level of benefits, and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service; (ii) ensure that any pre-existing conditions or limitations, eligibility waiting periods, actively-at-work requirements or required physical examinations, or other exclusions or limitations under any welfare benefit plans of Buyer, the Company or any of its or their respective Affiliates will be waived with respect to the Continuing Employees and their eligible spouses and dependents; and (iii) provide that the Continuing Employees and their eligible spouses, dependents and beneficiaries will receive credit under any welfare benefit plans of Buyer, the Company or any of its or their respective Affiliates in which they participate following the Closing Date towards applicable deductibles, coinsurances and annual out-of-pocket limits for expenses incurred prior to the Closing Date.

(e) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Continuing Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Company from modifying or terminating the employment or terms of employment of any Continuing Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 7.10 or (iii) be treated as an amendment or other modification of any Plan or other employee benefit plan or arrangement. For the avoidance of doubt, the employment of each Continuing Employee shall be “at-will”. The provisions of this Section 7.10 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith or any other Person (other than the parties to this Agreement) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(f) Prior to the Closing, the Sellers and the Company shall not (and shall take best efforts to ensure that none of their respective representatives shall) issue any written or material oral communication (including any electronic communication) to any employee of the Company regarding post-Closing employment matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (collectively, “Employment Matters”), without prior written approval of Buyer (with such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, (i) the Sellers and the Company agree that they shall consult with Buyer prior to the Sellers or the Company effecting any communications to the employees of the Company relating to Employment Matters and that Buyer shall have the right to review and comment on any such written communications and (ii) the Sellers and the Company shall not (and shall use best efforts to ensure that none of the respective representatives shall) make any representations (on behalf of the Company, Buyer, Parent or their respective Affiliates) relating to Employment Matters.

Section 7.11 Tax Matters.

(a) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby, if any, shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers.

(b) Tax Cooperation. Parent, Buyer, the Sellers and the Representative agree to furnish or cause to be furnished to the other parties, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably requested for the preparation of any Tax Returns, and for the prosecution or defense of any Tax Contest, of the Company and Blocker. Any information obtained under this Section 7.11 shall be kept confidential, except as required for audit or Tax purposes. Parent, Buyer, the Company and Blocker agree to retain all books and records with respect to Tax matters pertinent to the Company and Blocker relating to any taxable period beginning on or before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, (x) neither Buyer nor any of its Affiliates shall be required to disclose to the Representative or the Sellers any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates and (y) Sellers and the Representative may redact any income Tax Return of TCB relating to any taxable period (or portion thereof) beginning after April 5, 2023, to remove information that is (A) not related to the Company or (B) related solely to members of TCB other than the Blocker.

(c) Tax Returns.

(i) The Representative shall file or cause to be filed when due (taking into account any valid applicable extensions) any U.S. federal or state or local Tax Returns of the Company with respect to flow-through income Taxes that are imposed on the Sellers (“Flow-Through Returns”) for any tax period ending on or before the Closing Date, including any such Tax Returns required to be filed after the Closing Date (such Flow-Through Returns, the “Seller Tax Returns”). The Seller Tax Returns shall be prepared consistent with past practice except as required by applicable Law, provided, however, that no pass-through entity election or other election to cause the Company to bear or pay any Taxes of or attributable to the Sellers shall be made. The Representative shall provide Buyer with a draft of any Seller Tax Return to be filed after the Closing Date at least thirty (30) days prior to the due date for such Tax Return for Buyer’s review and approval, not to be unreasonably withheld.

(ii) Parent and Buyer shall file or cause to be filed when due (including all applicable extensions of the time to pay) all Flow-Through Returns with respect to any Straddle Period (the “Buyer Tax Returns”). The Buyer Tax Returns shall be prepared consistent with past practice except as required by applicable Law; provided, that items of income, gain, loss and expense of the Company shall be allocated using the “interim closing method” and, to the extent commercially reasonably practicable, the “calendar day convention” pursuant to Treasury Regulation Section 1.706-4. Each Buyer Tax Return (or the portion of such Buyer Tax Return relating to the Pre-Closing Tax Period) shall be provided to the Representative for its review and approval (not to be unreasonably withheld) at least thirty (30) days prior to the due date for such Tax Return.

(iii) The parties to this Agreement agree that to the extent permitted by applicable Law (at a “more likely than not” or higher standard), (A) all Transaction Deductions shall be allocated to Pre-Closing Tax Periods and (B) an election shall be made under Internal Revenue Service Revenue Procedure 2011-29 to treat seventy percent (70%) of any applicable success-based fees paid by the Company and Blocker relating to the purchase and sale of the Purchased Securities hereunder as deductible for federal income Tax purposes in the Pre-Closing Tax Period.

(d) Straddle Period Allocations. In apportioning Income Taxes for a Straddle Period between the period ending on the Closing Date for purposes of the definition of “Pre-Closing Income Taxes,” and the period beginning the day after the Closing Date, the amount of any Taxes of the Company or Blocker for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(e) Tax Contests. After the Closing, Buyer and the Representative shall, and shall cause their Affiliates to, promptly notify the other party in writing upon receipt of any written notice of a Tax Contest with respect to any Seller Tax Returns. The Representative shall control the defense of any such Tax Contest (a “Seller Tax Contest”); provided, that (i) the Representative shall keep Buyer reasonably informed of the progress of any such Seller Tax Contest, (ii) Buyer and its counsel shall have the right to participate in any such Seller Tax Contest at Buyer’s own expense, (iii) without the prior written consent of Buyer, which shall not be unreasonably withheld, the Representative shall not settle or otherwise resolve, either administratively or after the commencement of litigation, any such Seller Tax Contest, and (iv) an election under Section 6226 of the Code, and any other available election to ensure the Company (and Parent, Buyer and their affiliates) have no liability in respect of such Seller Tax Contest, shall be made (unless otherwise directed by Buyer). Buyer shall control any Tax Contest with respect to any Buyer Tax Returns(the portion of any such Tax Contest relating to the Pre-Closing Tax Period, a “Buyer Tax Contest”), provided that, (A) Buyer shall keep the Representative reasonably informed of the progress of any Buyer Tax Contest, (B) the Representative and its counsel shall have the right to participate in any such Buyer Tax Contest at the Sellers’ own expense, and (C) without the prior written consent of the Representative, which shall not be unreasonably withheld, neither Parent nor Buyer shall settle or otherwise resolve, either administratively or after the commencement of litigation, any such Buyer Tax Contest.

(f) Purchase Price Allocation. The parties to this Agreement agree to allocate the Final Closing Consideration (and any other amounts treated as consideration for the assets of the Company for applicable tax purposes, but excluding the amount allocable to the Purchased Blocker Stock) among the assets of the Company in accordance with Section 755 of the Code and the applicable Treasury regulations and in accordance with the methodology set forth on Exhibit H hereto (the “Allocation Methodology”). Within sixty (60) days following the determination of the Final Closing Consideration, Buyer shall deliver to the Representative a draft schedule (the “Allocation Schedule”) prepared consistent with the Allocation Methodology for the Representative’s review and approval (which approval shall not be unreasonably withheld); provided that, if the Representative does not object to the draft Allocation Schedule in writing within fifteen (15) days of receipt thereof, the Allocation Schedule as prepared by Buyer shall be deemed final and binding for all purposes of this Agreement. Buyer, the Company, Blocker and the Sellers shall each (and their respective Affiliates shall) prepare and file all Tax Returns in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 7.11(f).

(g) Post-Closing Actions. After the Closing, Buyer (and any of its Affiliates, including the Company and Blocker) shall not, without the prior written consent of the Representative, which shall not be unreasonably withheld, or except as required by applicable Law (i) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Flow-Through Tax Return of the Company for any Pre-Closing Tax Period, for the avoidance of doubt, other than the initial filing of a Tax Return that is first due (taking into account extensions) after the Closing Date (filed in accordance with Section 7.11(c)) or (ii) make any Tax election for the Company that has retroactive effect to any Flow-Through Tax Return for a Pre-Closing Tax Period, or, with respect to the Blocker, that would affect the amount of Pre-Closing Income Taxes included in Closing Blocker Indebtedness), in each case, to the extent such action would reasonably be expected to result in any liability for Taxes imposed upon any of the Sellers. In the event that Buyer (or any of its Affiliates, including the Company and Blocker) initiates any voluntary disclosure or similar proceeding with any Governmental Authority or representative thereof after the Closing and prior to the resolution of the Final Statement with respect to any Tax liability of the Company or Blocker for any Pre-Closing Tax Period without obtaining the prior written consent of the Representative, which shall not be unreasonably withheld, any Taxes arising in connection with such voluntary disclosure or similar proceeding shall be excluded from the determination of the Final Closing Consideration or Final Blocker Seller Closing Consideration.

(h) Section 754 Election. Notwithstanding anything in this Agreement to the contrary, the Company shall have in place or make an election under Section 754 of the Code (and any corresponding provision of state or local Tax law) with respect to any tax period that includes the Closing Date.

(i) Certain TCB Tax Matters. TCB shall file or cause to be filed when due (taking into account any valid applicable extensions) any U.S. federal or state or local Tax Returns of TCB with respect to flow-through income Taxes for Pre-Closing Tax Periods. Such Tax Returns shall, to the extent such Tax Returns relate to Blocker, be prepared consistent with past practice of TCB and in a manner consistent with the assumptions used to calculate Final Blocker Indebtedness, in each case, except as required by applicable Law. A draft of (A) any such Tax Return for the tax year ending on or before December 31, 2022, and a pro forma version of such Tax Return for January 1, 2023 through April 5, 2023, and (B) the IRS Schedule K-1 (and any similar state or local form) that will be filed by TCB with respect to the Blocker in connection with the filing of any such Tax Returns for any Tax period shall be provided to Buyer at least thirty (30) days prior to the due date for such Tax Return (or, if earlier, the due date of any Tax Return of Blocker requiring the information on such Schedule or form) for Buyer’s review and approval, not to be unreasonably withheld. In the event of a Tax Contest relating to flow-through income taxes of TCB for a Pre-Closing Tax Period, no election under Section 6226 of the Code (or other similar election that would reasonably be expected to result in any liability for Blocker) shall be made unless the Blocker Seller reimburses Buyer for any Taxes payable on account of such election. After the Closing, TCB shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld, or except as required by applicable Law (i) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return of TCB affecting Blocker for any Pre-Closing Tax Period, for the avoidance of doubt, other than the initial filing of a Tax Return that is first due (taking into account extensions) after the Closing Date (filed in accordance with the foregoing sentences of this Section 7.11(i)) or (ii) make any Tax election for TCB affecting Blocker that has retroactive effect to any Pre-Closing Tax Period (other than an election under Section 6226 of the Code made in accordance with the preceding sentence of this Section 7.11(i)), in each case, to the extent such action would reasonably be expected to result in any liability for Taxes imposed upon Blocker, Buyer or any of their Affiliates.

(j) Phantom Unit Consideration. It is intended that, for U.S. federal (and applicable state or local) income tax purposes: (i) TCB be treated as making a capital contribution to the Company in an amount equal to the sum of the Phantom Unit Cash Consideration and the fair market value of the Phantom Unit Stock Consideration (calculated using the Parent Stock Price) plus the Employer Funded Payroll Taxes with respect to the Phantom Unit Consideration that reduce the amount of consideration otherwise payable to TCB under this Agreement, (ii) the Phantom Unit Consideration be treated as compensatory payments made by the Company for services provided by the Phantom Unit Holders to the Company, and (iii) any Tax deductions of the Company attributable to the Phantom Unit Consideration be specially allocated to TCB on the Tax Returns of the Company that include the Closing Date (and allocations shall otherwise be made on such Tax Returns disregarding such special allocations). The parties shall prepare and file, or cause to be prepared and filed, the Tax Returns of TCB and the Company in a manner consistent with the intended tax treatment set forth in the preceding sentence to the extent permitted by applicable Law (at a “more likely than not” or higher standard) (including, in the case of TCB, treating the Phantom Unit Consideration (together with applicable employer-side Taxes) as received by TCB immediately prior to the deemed capital contribution described in clause (i)).

(k) Tax Classification of the Company. No party shall file, or cause to be filed, any entity classification election to treat the Company as other than a partnership for U.S. federal (or applicable state or local) income tax purposes for any Pre-Closing Tax Period.

Section 7.12 Changes to Foreign Control. From the date of this Agreement through the Closing, none of Buyer or any of its Affiliates shall take any action (including issuing any equity interests, amending its Organizational Documents or agreeing to any of the foregoing) that would result or would reasonably be expected to result (including upon consummation of the transactions contemplated by this Agreement) in the representations and warranties set forth in Section 6.10 becoming untrue in any respect.

Section 7.13 Preservation of Books and Records. For a period of seven (7) years from the Closing Date:

(a) Buyer shall, and shall cause the Company and Blocker and Buyer’s, the Company’s and Blocker’s respective Affiliates to, preserve and keep the records held by them relating to the Company’s or Blocker’s business, as applicable, prior to the Closing and existing as of the Closing Date (the “Books and Records”).

(b) Each Seller and the Representative shall, and shall cause its respective Affiliates to, preserve and keep any records held by them relating to the Company’s or Blocker’s business, as applicable, prior to the Closing and existing as of the Closing Date (the “Seller Books and Records”).

(c) Buyer, the Sellers and the Representative shall, and shall cause their respective Affiliates to, to the extent permitted by applicable Law, upon request (i) provide each other and their respective representatives with reasonable electronic access to any portions of the Books and Records or Seller Books and Records, as applicable, that are available in electronic format, (ii) allow each other and their respective representatives reasonable access to the other Books and Records or Seller Books and Records, as applicable, on reasonable notice and at reasonable times at their principal place of business or at any location where any Books and Records or Seller Books and Records, as applicable, are stored and permit the other party and their respective representatives, at the requesting party’s own expense, to make copies of such Books and Records or Seller Books and Records, as applicable, (iii) make reasonably available their and each of their respective Affiliates’ representatives to assist in commercially reasonably efforts to locate such Books and Records or Seller Books and Records, as applicable, and (iv) make reasonably available their and each of their respective Affiliates’ representatives for interviews as reasonably required by the other party and their respective representatives, in each case, as may be necessary or desirable to enable the Person requesting such access or assistance to (x) comply with any reporting, filing or other requirements imposed by any Governmental Authority, (y) assert or defend any claims or allegations in any Litigation, audit or investigation (other than claims or allegations that one party to this Agreement has asserted against the other) or (z) subject to clause (y) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses, if any, incurred by such party in providing such information and in rendering such assistance. Notwithstanding the foregoing, (A) no party shall be required to provide access to any consolidated, combined, affiliated or unitary income Tax Return of such party or any of its Affiliates, and (B) any permitted investigation undertaken by or on behalf of a party pursuant to the access granted under this Section 7.13 shall be conducted in such a manner as not to unreasonably interfere with the operation of the business of any party or its Affiliates. Notwithstanding the foregoing, none of Buyer, the Sellers, Representative nor any of their respective Affiliates shall be required to provide access to or disclose information pursuant to this Section 7.13 where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of such Person or any of its Affiliates or (2) contravene any applicable Laws or binding agreement entered into by such Person or any of its Affiliates; provided, that such Person shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement.

Section 7.14 Post-Closing Insurance.

(a) Buyer acknowledges that from and after the Closing, (i) neither Buyer nor the Company shall have access to any insurance policies of TCB (the “TCB Insurance Policies”), regardless of whether such policies were applicable to the Company prior to the Closing and (ii) TCB shall have the right, in its sole and absolute discretion, to remove the Company as an insured party or additional insured party under the TCB Insurance Policies. Notwithstanding the foregoing, in respect of any coverage under “occurrence” based TCB Insurance Policies, during the two (2) year period immediately following the Closing Date, TCB shall use commercially reasonable efforts to assist Buyer and the Company in processing any claims with respect to any acts, events, facts, circumstances, matters, incidents or omissions involving the Company or its business that occurred prior to the Closing (the “Pre-Closing Claims”). Buyer acknowledges and agrees that Buyer shall become solely responsible for all insurance coverage and related risk of loss with respect to the Company or its business based on (x) events occurring after the Closing and (y) events occurring prior to the Closing for which notice has not been received on or before the first anniversary of the Closing Date.

(b) To the extent that TCB has received notice of a Pre-Closing Claim on or before the second anniversary of the Closing Date, TCB shall use commercially reasonable efforts to file, or arrange to be filed, and control any claims under the applicable TCB Insurance Policy in accordance with Section 7.14(a); provided that TCB does not assume or will not incur any liability to Buyer or the Company with respect to any such claims.

TCB shall promptly be reimbursed by Buyer for all reasonable and documented out-of-pocket costs and expenses paid after the Closing (i) that are incurred at Buyer’s request or (ii) reasonably incurred in making or controlling any claims in accordance with this Section 7.14 (“Insurance Claim Costs”). The Insurance Claim Costs shall include any deductible or self-insured retention payable under the terms of the applicable TCB Insurance Policy in connection with any Pre-Closing Claims. TCB shall invoice Buyer for the Insurance Claim Costs and Buyer shall pay to TCB, in accordance with such invoice, the amount set forth therein within sixty (60) days of delivery of such invoice.

(c) In the event any Pre-Closing Claim under a TCB Insurance Policy is or has been made on behalf of the Company, TCB shall file and control the conduct of any such claims and, Buyer shall promptly provide TCB with all such assistance and cooperation as TCB may reasonably require. Buyer and TCB shall keep each other reasonably advised of the status of (and any developments regarding) any such claims, and cooperate with each other and any insurance carrier in connection with the investigation, prosecution and resolution of any such claims.

(d) TCB shall promptly, and no later than fifteen (15) Business Days following receipt thereof by TCB or any of its Affiliates, deliver to Buyer all proceeds received under the Third Party Insurance Policies with respect to such Insurable Claim.

(e) The parties hereto acknowledge and agree that in the event any Third Party Insurance Policy or any policy containing a Third Party Insurance Policy is terminated as a result of the exhaustion of any limits of insurance under such policy, Seller shall not be obligated to replace such policy (or any included Third Party Insurance Policy) and all potential beneficiaries shall be regarded as uninsured with respect to such policy thereafter.

Section 7.15 RWI Policy. Except in the case of Fraud, Buyer acknowledges and agrees that the RWI Policy to be obtained by Buyer (whether or not such RWI Policy is sufficient to cover the applicable losses) shall be the sole and exclusive remedy of Buyer and its Affiliates (including, from and after the Closing, the Company and the Blocker) and the Buyer Related Parties, in Law, equity or otherwise, arising out of, or related to any inaccuracy or breach of any representation or warranty of the Sellers or the Company contained in this Agreement or in any certificates delivered with respect thereto, and Buyer, its Affiliates (including, from and after the Closing, the Company and the Blocker), the Buyer Related Parties and the insurers under the RWI Policy shall have no recourse against any Seller or other Seller Related Party with respect thereto, except in the case of Fraud. Buyer agrees that it shall cause the RWI Policy to expressly exclude rights of subrogation, contribution, assignments and other rights of recovery against the Sellers and the other Seller Related Parties except in the case of Fraud (the “Subrogation Waiver”). The Subrogation Waiver shall not be amended, restated, supplemented, modified or altered, or any terms thereof waived without the prior written consent of the Representative.

Section 7.16 Limitation on Acquisitions or Investments. During the Pre-Closing Period, Buyer shall not, and shall cause its respective Subsidiaries and Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, any business or any corporation, partnership, association, or other business organization or division thereof, in each case, that operates in the specific industries in which the

Company operates, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (a) materially increase the risk of any Governmental Authorities seeking or entering an order prohibiting the consummation of the transactions contemplated hereby; (b) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (c) otherwise prevent the consummation of the transactions contemplated hereby.

Section 7.17 Post-Closing Actions; Wrong Pockets. From and after the Closing, each party shall use commercially reasonable efforts to take such actions as are reasonably requested by another party to reflect that the Sellers and their Affiliates no longer own and no longer control the Company and Blocker, as applicable. In the event that at any time or from time to time after the Closing Date, any Seller receives or otherwise possesses any right, property or asset (including cash and receivables) that should belong to Buyer, Blocker or the Company, such Seller shall promptly transfer, or cause to be transferred, such right, property or asset to Buyer, Blocker or the Company, as designated by Buyer, for no additional consideration and at such Seller’s sole expense, and to the extent such asset is cash or receivables, such Seller shall provide a general explanation or description of such transfer. Prior to any such transfer, such Seller shall hold such asset in trust for the benefit of Buyer. In the event that at any time or from time to time after the Closing Date, Buyer or any of its Affiliates, including the Company, receives or otherwise possesses any property or asset (including cash and receivables) that should belong to any Seller or its Affiliates pursuant to this Agreement, Buyer shall promptly transfer, or cause to be transferred, such asset to Seller or the appropriate Affiliate of Seller, designated by Seller, for no consideration and at Buyer’s sole expense and to the extent such asset is cash or a cash equivalent, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of such Seller.

Section 7.18 Affiliate Transactions. Immediately prior to the Closing, the Company and the Sellers will cause all Affiliate Transactions set forth on Schedule 5.08 to be settled (irrespective of the terms of payment), terminated, forgiven, extinguished, written off, canceled or otherwise cleared without any further Liability to, or obligation of, the Company or Blocker, from and after the Closing. The Company will provide evidence of such settlement, termination, forgiveness, extinguishment, write-off, or cancellation, in form and substance reasonably acceptable to Buyer, at or prior to the Closing.

Section 7.19 No Solicitation; Other Offers.

(a) During the Pre-Closing Period, neither the Company nor any Seller will, and the Company and each Seller will cause such Person’s respective controlled Affiliates and direct such Person’s representatives (including employees and service providers) not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, knowingly entertain or encourage, or knowingly take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Buyer, (iii) furnish to any Person other than Buyer any information that the Company or such Seller believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal or any matter related thereto to the vote of the holders of equity interests of the Company, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or the Blocker or (vii) resolve, propose or agree to do any of the foregoing. From and following the date of this Agreement, the Company and the Sellers further agree not to release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Buyer. The Company and each Seller shall be responsible for any breach of this Section 7.19 by any of its representatives (including employees and service providers).

(b) The Company and the Sellers will, and the Company and each Seller will cause such Person’s respective Affiliates and representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Subject to any confidentiality obligations by which the Company may be bound under the terms of any confidentiality agreement between the Company and any Other Interested Party (as defined below) entered into prior to the date of this Agreement, during the Pre-Closing Period, the Company shall promptly (and in any event within one Business Day from the receipt thereof) provide Buyer with: (i) a description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that would reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by the Company, the Blocker or any Seller or any of their respective representatives from any Person (other than Buyer), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) a copy of each written communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s representatives to the Company, the Blocker, any Seller or any of their respective representatives or transmitted on behalf of the Company, the Blocker, any Seller or any of their respective representatives to the Other Interested Party or any of the Other Interested Party’s representatives, in each case, relating to a possible Acquisition Proposal. Promptly (and in any event within two (2) Business Days) following the execution of this Agreement, the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Buyer) who have received confidential information pursuant to non-disclosure or similar agreements in connection with a potential Acquisition Proposal, financing of the Company or similar transaction, in accordance with any return or destroy obligations included under such non-disclosure or similar agreements.

(c) Without limiting the foregoing, Buyer understands, acknowledges and agrees that (i) the Company has undergone an extensive bid process (the “Bid Process”), (ii) the Company may receive further submissions or offers or reach-outs after the date hereof pursuant to the Bid Process and (iii) the receipt of such submission or offers or reach-outs in connection with such Bid Process and acknowledgment of receipt thereof shall not breach this Section 7.19 (provided, that in connection with any such acknowledgment of receipt, the Company shall inform the third party making such submission or offer or reach-out that the Bid Process has concluded and that the Company is contractually restricted from engaging in any discussions with respect to an Acquisition Proposal).

Section 7.20 Restrictions on Parent Stock; Shelf Registration.

(a) The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. The Parent Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book-entry form, will be noted) with respect to such restrictions.

(b) Promptly (and in any event within ten (10) days) following the Closing, Parent shall file with the SEC, and use reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, a shelf registration statement on Form S-3 or, if Form S-3 is not available to Parent, another appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities from time to time after the Closing Date by and pursuant to any method or combination of methods legally available to the Parent Stock Recipients (including, without limitation, a direct sale to purchasers, a sale to or through brokers, dealers or agents, block trades, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies, and to the extent Parent does not so qualify, Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as reasonably practicable after such Registration Statement is filed with the SEC. Parent shall use reasonable best efforts to maintain and update the Registration Statement and the Prospectus for a period of one year following the Closing Date or, if sooner, the date on which all shares of Parent Stock subject to the Registration Statement cease to be Registrable Securities hereunder.

(c) As a condition to its obligations under Section 7.20(b), Parent may require each Holder of Registrable Securities as to which any registration is being effected to (i) furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Buyer may from time to time reasonably request in writing, including a properly completed and executed Selling Holder Questionnaire, and (ii) promptly notify Parent in writing of any changes in the information set forth in the applicable Selling Holder Questionnaire after it is prepared regarding the Holder of Registrable Securities. The Registration Statement and Prospectus shall only include the Registrable Securities of Parent Stock Recipients for whom Buyer has received properly completed Selling Holder Questionnaires on or before the Closing Date. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section 7.20, a “Holder of Registrable Securities” refers solely to a Parent Stock Recipient or any permitted transferee thereof.

(d) Parent shall have the right at any time, upon written notice (with immediate effect) to the Holders of Registrable Securities (each, a “Blackout Notice”), to (i) delay the filing of the Registration Statement or a request for acceleration of the effective date for the shortest period of time reasonably possible or (ii) suspend the Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in the event that (A) Parent is or may be in possession of material non-public information, the failure of which to disclose in the Registration Statement, in the good faith judgment of Parent would reasonably be expected to result in a violation of securities laws, (B) there is a contemplated financing, acquisition, disposition, corporate reorganization, merger, or other similar transaction or other material event or circumstance affecting Parent or its securities or (C) any other event occurs that makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein (in light of the circumstances under which they were made) not misleading; provided, however, that Parent may not delay the filing or effectiveness of the Registration Statement for more than forty five (45) consecutive calendar days, or suspend the use of the Registration Statement for more than ninety (90) total calendar days, in each case during any twelve (12)-month period. If Parent suspends the Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section 7.20(d), Parent shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give prompt written notice to all Holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to Holders of Registrable Securities given pursuant to this Section 7.20(d), and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities.

(e) Parent shall:

(i) provide written notice to each Holder of Registrable Securities within two Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(ii) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as promptly as reasonably practicable;

(iii) pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent, in connection with the performance of Parent’s obligations under this Section 7.20; and

(iv) use its reasonable best efforts, upon request of any Holder of Registrable Securities, to, subject to compliance with applicable securities laws, (A) cause the removal of the restrictive legends from any shares of Parent Stock being sold under the Registration Statement or pursuant to Rule 144 at the time of such sale of shares of Parent Stock and (B) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent for the Parent Stock in connection with the removal of such restrictive legends.

Section 7.21 NYSE Listing. Prior to the Closing, Parent shall file a Supplemental Listing Application (or such other form as may be required by NYSE) with NYSE with respect to the shares of Parent Stock to be issued in connection with the transactions contemplated by this Agreement and shall use reasonable best efforts to cause such shares to be approved for listing before the Closing Date.

Section 7.22 Financing.

(a) Prior to the Closing, the Company shall use its commercially reasonable efforts to cause appropriate senior management of the Company to reasonably cooperate with Buyer (at Buyer’s sole expense) in connection with Buyer obtaining any debt financing by: (i) participating in a reasonable number of lender meetings and due diligence presentations on a telephonic or other remote basis during normal business hours and on reasonable advance notice and (ii) furnishing Buyer and its financing sources with the financial information regarding the Company, including historical audited and un-audited annual, quarterly and monthly consolidated balance sheets and related statements of income and cash flow; provided, that in no event shall the Company be required (A) to furnish any information (x) which is not prepared by the Company in the ordinary course of business, unless such information is readily available, customarily provided for debt financings or could be prepared by the Company without undue burden or expense, or (y) with respect to a month or fiscal period that has not yet ended or has ended less than 45 days prior to the date of such request or (B) to prepare any financial information in compliance with Regulation S-X.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 7.22 shall require any such cooperation or assistance to the extent that it would: (i) require the Company or Blocker to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, in each case, that is not contingent on the Closing or, in the case of normal costs, for which it is not reimbursed or indemnified by Buyer, (ii) unreasonably interfere with the ongoing business or operations of the Company or Blocker or be inconsistent with any COVID-19 Measures or otherwise materially interfere with the prompt and timely discharge by any employee of the Company or Blocker or their respective Affiliates of their normal duties, as determined by the Company and Blocker in their reasonable business judgment, (iii) require the Company or Blocker to commit to take any corporate action that is not contingent on the Closing, (iv) require the Company or Blocker to take any action that would (A) conflict with, violate or result in a breach of or default under any Organizational Documents of the Company or Blocker, any Contract or any Law (including any COVID-19 Measure), (B) require providing access to or disclosing information that the Company or Blocker determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or Blocker; or (C) require the Company or Blocker to change any fiscal period, (v) require any director, manager or equivalent of the Company or Blocker to pass resolutions or consents to approve or authorize the execution of any debt financing or the creation of any agreements or documents, or the taking of any actions, in each case in connection therewith, other than to the extent such director, manager or equivalent is continuing in such capacity immediately after the Closing, (vi) cause any representation and warranty in this Agreement to be inaccurate or breached, (vii) cause or result in any closing condition to fail to be satisfied, (viii) otherwise cause or result in the breach of this Agreement or any Contract, (ix) prepare or provide any pro forma financial information or prepare any financial information in compliance with Regulation S-X, or otherwise in a form or subject to a standard different than those provided to Buyer on or prior to the date hereof, (x) subject any director, manager, officer, employee or equity holder of the Company or Blocker or their respective Affiliates to any actual or potential liability, (xi) provide any quality of earnings assessment with respect to the business of the Company or Blocker, (xii) commit to take any action under any certificate, document or instrument that is not contingent on the Closing, or (xiii) deliver or cause to be delivered any legal opinion or accountants’ cold comfort letters or reliance letters.

(c) Buyer shall (i) promptly on request by the Company or Blocker, reimburse the Company or Blocker, as applicable, for all reasonable out-of-pocket fees, costs and expenses (including, to the extent incurred at the request or consent of Buyer, reasonable, documented and out-of-pocket legal fees) incurred by the Company or Blocker, as applicable, in connection with the cooperation or assistance contemplated by this Section 7.22, other than (A) any ordinary course amounts payable to employees of, or consultants to, the Company with respect to services provided prior to the Closing, (B) any amounts incurred in connection with the Payoff Letters and (C) any other amounts that would have been incurred in connection with the transactions contemplated hereby notwithstanding any debt financing (including, for the avoidance of doubt, with respect to the preparation of historical financial statements required by this Agreement), and (ii) indemnify, defend and hold harmless the Company, Blocker and their representatives from and against any losses suffered or incurred by them in connection with the arrangement of any financing, any action taken by them at the request of Buyer pursuant to this Section 7.22 and any information used in connection therewith, except to the extent resulting from the Company, Blocker and their Representatives’ bad faith, gross negligence or willful misconduct.

(d) Buyer shall use reasonable best efforts to, concurrently with or promptly following the date hereof, enter into a definitive document to raise debt financing that is sufficient, when taken together with any cash on the balance sheet of the Buyer or Parent and any other available amounts on revolving lines of credit of the Buyer, to pay the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses of Parent and Buyer.

(e) Buyer shall (i) upon reasonable request by the Company or Blocker, keep the Company and Blocker informed on a reasonably current basis in reasonable detail of all material developments concerning the debt financing, and (ii) promptly (but in any event within two (2) Business Days after execution thereof) provide Company and Blocker with copies of the definitive document to raise debt financing contemplated by clause (d) above, and any and all future material executed amendments, modifications or replacements of the Buyer’s existing credit facility, and such other information and documentation available to Buyer as may be reasonably requested by Company or Blocker for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, Buyer will promptly notify Company and Blocker (i) of any Event of Default (under and as defined in) the definitive documentation for the Buyer’s existing credit facility, or (ii) if for any reason either Parent or Buyer at any time believes it will not have sufficient funds available to pay the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses of Parent and Buyer due to Buyer’s inability to obtain all or any portion of the debt financing, including under the Buyer’s revolving line of credit.

(f) Buyer shall use reasonable best efforts to ensure that there is sufficient availability on its revolving line of credit (including, if necessary, using reasonable best efforts to seek any waiver or consent from the lenders under its revolving line of credit in the event that the Buyer is not otherwise able to satisfy the conditions to borrowing thereunder), when taken together with any cash on the balance sheet of the Buyer or Parent and any other debt financing raised, to pay the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses of Parent and Buyer.

Section 7.23 Stock Consideration.

(a) On the Closing Date, TCB shall, from the portion of the Stock Consideration issued to TCB, distribute or cause to be distributed to each of the Persons identified on Annex C hereto (each, a “TCB Parent Stock Recipient”) the amount of Stock Consideration set forth opposite each such TCB Parent Stock Recipient’s name on Annex C and the instructions set forth in the Payout Schedule, subject to each such TCB Parent Stock Recipient executing and delivering a Lock-Up Agreement and Selling Holder Questionnaire to Buyer prior to the Closing.

(b) Each Phantom Unit Holder that is entitled to receive Phantom Unit Stock Consideration in accordance with the instructions set forth in the Payout Schedule and the allocation set forth on Annex C (each, a “Phantom Unit Parent Stock Recipient,” and, together with the TCB Parent Stock Recipients, the “Parent Stock Recipients” and each, a “Parent Stock Recipient”) shall execute and deliver a Lock-Up Agreement and Selling Holder Questionnaire to Buyer prior to the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Mutual Conditions to the Obligations of the Parties. The respective obligations of the Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by each of the Seller and Buyer in writing at or prior to the Closing of each of the following conditions:

(a) No Injunctions or Legal Prohibitions. There shall not be in effect any Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Authority of competent jurisdiction that makes illegal or enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby.

(b) Antitrust Clearance. Any applicable waiting period (and any extensions thereof, including pursuant to a timing agreement with a Governmental Authority) under the HSR Act shall have expired or been terminated, with respect to the transactions contemplated by this Agreement.

(c) Share Listing. The shares of Parent Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, that Buyer shall only be entitled to rely upon this Section 8.01(c) if Parent has complied with its obligations under Section 7.21.

(d) No Litigation. There shall not be pending any Litigation initiated by any Governmental Authority with competent jurisdiction against the Company or Buyer or their respective Affiliates that seeks to prohibit the consummation of the transactions contemplated by this Agreement on the terms contemplated herein.

Section 8.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Buyer in writing at the Closing, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company (A) set forth in Section 5.02 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), (B) set forth in Section 5.05 (other than Section 5.05(e)) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date set forth therein and (C) set forth in ARTICLE V other than those representations and warranties specifically identified in clauses (A) or (B) of this Section 8.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract”, shall not be disregarded for any of such purposes and the term “Material Adverse Effect” shall not be disregarded with respect to Section 5.04), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (C), where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Naturium Sellers set forth in Section 4.01 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii) The representations and warranties of the Blocker Seller set forth in Section 4.02 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance. The Company, Blocker and Sellers shall have performed (or caused to have been performed) in all material respects all covenants required by this Agreement to be performed by the Company, Blocker and the Sellers at or prior to the Closing (except for such covenants that by their nature may be performed only at the Closing).

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect since the date of this Agreement.

(d) Officer’s Certificates. The Company, Blocker and Sellers shall have delivered to Buyer certificates, dated as of the Closing Date, executed by a duly authorized officer of each of the Company, Blocker and each Seller, as applicable, certifying, (i) in the case of the Company, the satisfaction of the conditions set forth in Section 8.02(a)(i), Section 8.02(b) and Section 8.02(c), (ii) in the case of the Blocker Seller, the satisfaction of the conditions set forth in Section 8.02(a)(iii), Section 8.02(b) and Section 8.02(c) and (iii) in the case of each Naturium Seller, the satisfaction of the conditions set forth in Section 8.02(a)(ii) (solely with respect to the representations and warranties made by such Naturium Seller), Section 8.02(b) and Section 8.02(c) and (iv) in the case of Blocker, the satisfaction of the conditions set forth in Section 8.02(b) and Section 8.02(c).

(e) Closing Deliveries. The Sellers shall have delivered, or caused to be delivered, to Buyer the items and documents set forth in Section 2.03(b).

(f) Affiliate Arrangements. The Sellers shall have delivered, or caused to be delivered to Buyer, evidence of the termination and cancellation of all Affiliate Transactions set forth on Schedule 5.08, in form and substance reasonably acceptable to Buyer, without any further liability to, or obligation of, the Company or Blocker.

(g) Release of Liens. The Sellers shall have delivered evidence reasonably satisfactory to Buyer of the release and termination of the Liens set forth on Schedule 8.02(h).

Section 8.03 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Sellers in writing at the Closing, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Buyer and Parent set forth in ARTICLE VI (other than Section 6.08), without giving effect to any materiality or “Buyer Material Adverse Effect” qualifications therein, shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(ii) The representations and warranties of Buyer and Parent set forth in Section 6.08 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance. Each of Buyer and Parent shall have performed (or cause to have been performed), in all material respects, all covenants required by this Agreement to be performed by Buyer at or prior to the Closing Date (except for such covenants that by their nature may be performed only at the Closing).

(c) Officer’s Certificates. Buyer and Parent shall have delivered to the Representative a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer and Parent, certifying the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b).

(d) Closing Deliveries. Buyer shall have delivered to the Sellers the items and documents set forth in Section 2.03(a).

Section 8.04 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such party’s breach of this Agreement, including failure to use the required efforts standard as may be expressly set forth herein to cause the Closing to occur, as required by Section 7.03, or to satisfy its obligations under Section 7.04 or Section 7.05.

ARTICLE IX

SURVIVAL; TERMINATION

Section 9.01 Survival.

(a) The parties, intending to modify any applicable statute of limitations, agree that (i)(A) the representations and warranties in this Agreement and in any certificate delivered hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (B) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (ii) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary herein, in the case of Fraud, the related representations and warranties and the right to assert claims in respect thereof solely with respect to Fraud shall survive the Closing until the expiration of the applicable statute of limitations.

(b) Each of the parties acknowledges and agrees that this ARTICLE IX is expressly intended to limit an otherwise applicable statute of limitations under applicable Law, and waives the statute of limitations under such Law to the extent such statute of limitations period exceeds the periods described in this ARTICLE IX.

(c) Buyer acknowledges and agrees that, regardless of whether Buyer obtains an RWI Policy (and regardless of whether any RWI Policy it obtains is sufficient to cover the applicable losses), neither Buyer nor any Affiliate thereof (including, from and after the Closing, the Company and Blocker) or any Buyer Related Party, shall have any remedy at Law, in equity or otherwise, arising out of, or related to, any inaccuracy, breach, misstatement, misrepresentation or omission of any representation and warranty by or regarding the Company, Blocker or any Sellers contained in this Agreement or in any certificates delivered with respect hereto or thereto, or any breach of any pre-Closing covenant by or regarding the Company, Blocker or any Sellers contained in this Agreement or in any certificates delivered with respect hereto or thereto. Buyer (including, from and after the Closing, the Company), the Buyer Related Parties and the insurers under any such RWI Policy shall have no recourse against any Seller Related Party with respect thereto. Except in the case of Fraud, Buyer expressly waives any other rights or remedies Buyer may have with respect to the foregoing, whether in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which such entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute that limits the effects of a release with respect to unknown claims). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit, impair or release any claims for Fraud.

(d) In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or any covenant or obligation to have been performed prior to the Closing, in each case, set forth herein or otherwise relating to any Company or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever under any Law, Contract, tort or otherwise.

Section 9.02 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of the Representative and Buyer;

(b) by either the Representative or Buyer at any time after 5:00 p.m. Los Angeles time on December 28, 2023 (the “Termination Date”), if the Closing shall not have occurred on or prior to such time on such date; provided, however, that (i) the Representative may not terminate this Agreement pursuant to this Section 9.02(b) if such non-occurrence of the Closing prior to the Termination Date is due to the failure of the Company or the Sellers, as applicable, to perform in all material respects the covenants hereof to be performed by it in breach of this Agreement, and (ii) Buyer may not terminate this Agreement pursuant to this Section 9.02(b) if such non-occurrence of the Closing prior to the Termination Date is due to the failure of Buyer to perform in all material respects the covenants hereof to be performed by it in breach of this Agreement;

(c) by the Representative or Buyer, if there shall be any Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Authority of competent jurisdiction that is final and non-appealable making illegal, permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that (i) the Representative may not terminate this Agreement pursuant to this Section 9.02(c) if the enactment, issuance, promulgation, enforcement or entrance of such Law or Order is due to the failure of the Company or the Sellers, as applicable, to perform in all material respects the covenants hereof to be performed by it (including in accordance with Section 7.03 and Section 7.05) in breach of this Agreement, and (ii) Buyer may not terminate this Agreement pursuant to this Section 9.02(c) if the enactment, issuance, promulgation, enforcement or entrance of such Law or Order is due to the failure of Buyer to perform in all material respects the covenants hereof to be performed by it (including in accordance with Section 7.03 and Section 7.05) in breach of this Agreement;

(d) by Buyer, if there has been a breach by the Company or the Sellers, as applicable, of any covenant, representation or warranty of the Company or the Sellers contained in this Agreement, or if any such representation or warranty shall have become untrue, in either case that would prevent or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 8.02(a) or Section 8.02(b), and such breach has not been waived by Buyer or cured, or cannot be cured, by the Company or the Sellers, as applicable, prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by the Company or the Sellers, as applicable, of notice in writing from Buyer specifying the nature of such breach and requesting that it be cured; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.02(d) if Buyer has breached this Agreement such that any of the conditions to closing set forth in Section 8.01 or Section 8.03 would not then be satisfied as a result of such breach;

(e) by the Representative, if there has been a breach by Buyer of any covenant, representation or warranty of Buyer contained in this Agreement, or if any such representation or warranty shall have become untrue, in either case that would prevent or has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing set forth in Section 8.01 or Section 8.02 and such breach has not been waived by the Representative or cured, or cannot be cured, by Buyer prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by Buyer of notice in writing from the Company specifying the nature of such breach or failure to perform and requesting that it be cured; provided, however, that the Representative shall not have the right to terminate this Agreement pursuant to this Section 9.02(e) if the Company or the Sellers have breached this Agreement such that any of the conditions to closing set forth in Section 8.01 or Section 8.02 would not then be satisfied as a result of such breach; or

(f) by the Representative if (i) all conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the Closing) have been satisfied or waived at the time when the Closing should have occurred in accordance with Section 2.02, (ii) the Company has irrevocably notified Buyer in writing that the Company stands ready, willing and able to consummate the Closing, and (iii) Buyer fails to consummate the Closing by 5:00 p.m. ET on the third (3rd) Business Day following the receipt of such written notice from the Company.

(g) The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e) or (f) of this Section 9.02 shall give written notice of such termination to the other party in accordance with Section 10.01 specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.03 Effect of Termination; Damages. In the event of the termination of this Agreement in accordance with Section 9.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 9.03, Section 7.07, Section 7.08, Section 10.01, Section 10.08 and Section 10.09 and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of Buyer, the Company, Blocker any other Seller or any of their respective officers or directors, and all rights and obligations of each party shall cease. Notwithstanding the immediately preceding sentence of this Section 9.03, termination of this Agreement pursuant to Section 9.02 shall not release any party hereto from any liability (x) pursuant to the Confidentiality Agreement or the sections specified in this Section 9.03 that survive such termination, or (y) except as expressly provided in any of the provisions that survive such termination, for any Intentional Breach by a party of its representations, warranties, covenants or agreements that occurred prior to such termination; provided, that, for the avoidance of doubt, if this Agreement is terminated pursuant to Section 9.02(f), any failure of Parent and Buyer to consummate the transactions contemplated hereby in breach of this Agreement shall be deemed to be an Intentional Breach of Parent and Buyer (regardless of whether Parent or Buyer had sufficient funds available to consummate the transactions contemplated by this Agreement); provided, further, that if this Agreement is terminated prior to the Closing for any reason, other than a Seller Intentional Breach Termination, and, at the time of such termination, Buyer could not have terminated this Agreement for a Seller Intentional Breach Termination, neither the Company nor Sellers will have any liability for any breaches of any representations, warranties or covenants hereunder; provided, further, that the obligations of the parties under the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In determining losses or damages recoverable by a party hereto (any such Person, a “Damaged Party”) for a party’s breach of this Agreement, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of any bargain lost by a Damaged Party, taking into consideration all relevant matters (including other opportunities). Notwithstanding anything to the contrary contained herein or otherwise, if a court has determined to grant an award of damages in connection with any breach by Buyer of the terms or conditions set forth in this Agreement, the Company may, on behalf of the Sellers, enforce such award and accept damages for such breach.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by email (with confirmed receipt if so requested, which confirmation shall promptly be provided by the recipient if so requested), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Company:

Naturium LLC

9200 W. Sunset Blvd., Ste. 201

West Hollywood, CA 90069

Attention: Francois Bonin

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, California 90067

Attention: David Grinberg; Emily Zipperstein

Email: dgrinberg@sidley.com; ezipperstein@sidley.com

To Blocker:

TCB-N Prelude Blocker Corp.

515 Madison Ave., Ste. 1912

New York, NY 10022

Attention: Neda Daneshzadeh

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, California 90067

Attention: David Grinberg; Emily Zipperstein

Email: dgrinberg@sidley.com; ezipperstein@sidley.com

To Buyer:

e.l.f. Cosmetics, Inc.

570 10th Street

Oakland, CA 94607

Attention: Scott Milsten and Lane Verlenden

Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark Bekheit

Email: mark.bekheit@lw.com

To the Representative:

The Center Brands LLC

8560 W Sunset Blvd Suite 800

West Hollywood, CA 90069

Attention: Ben Bennett

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

Los Angeles, California 90067

Attention: David Grinberg; Emily Zipperstein

Email: dgrinberg@sidley.com; ezipperstein@sidley.com

Any such notification shall be deemed delivered (a) upon receipt, if delivered personally, (b) on the next Business Day, if sent by national courier service for next business day delivery or (c) the Business Day received, if sent by email or any other permitted method (provided that any notice received by email transmission at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.02 Amendment; Waiver, Etc. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No supplement, alteration or modification of this Agreement will be binding unless executed in writing by the parties hereto. Notwithstanding the foregoing provisions of this Section 10.02, any extension or waiver executed by the Representative on behalf of the Sellers shall be valid and binding with respect to each Seller.

Section 10.03 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, the Buyer may assign this Agreement to any lender providing financing for collateral security purposes.

Section 10.04 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), the Transaction Documents and the Confidentiality Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.06 Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 10.07 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Section 7.09, to the extent it applies to D&O Indemnified Persons (including the successors, assigns, heirs, executors, administrators and personal representatives of such D&O Indemnified Persons), which D&O Indemnified Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (b) Section 7.15, Section 10.17 and Section 10.18 to the extent they apply to any Seller Related Parties, which Seller Related Parties shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections, (c) Section 10.15 and Section 10.19, to the extent they apply to Nonparty Affiliates and Released Persons, respectively, which Nonparty Affiliates and Released Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such respective sections, and (d) Section 10.16, to the extent it applies to Sidley Austin LLP and Polsinelli LLP (each, the “Identified Counsel”), which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, express or implied, is intended to confer upon any Person other than Buyer, the Company or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.08 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 10.09 Governing Law; Jurisdiction; Waiver of Jury Trial; Prevailing Party.

(a) This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the Laws of the State of Delaware, without regard to or application of its rules with respect to conflict of laws. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction or declines to accept personal jurisdiction over any party, any state or federal court within the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in any suit, action or proceeding described in the immediately preceding sentence of this Section 10.09(a) that is brought by any such party or its successors or assigns. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process in the manner provided in Section 10.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, claim or proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise) in the Chosen Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such action, suit, claim or proceeding brought in any Chosen Court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description (whether at law or in equity, and whether in contract or in tort or otherwise) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the Chosen Courts, and that the provisions of Section 10.09(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. The parties further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in the first sentence of this Section 10.09(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF CLAIM, SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.09(b).

(c) In the event any Litigation is commenced or threatened by any party hereto to enforce its rights under this Agreement against any other party hereto, the prevailing party in such action, suit or proceeding (as determined in a final non-appealable order of a court of competent jurisdiction), shall be entitled to payment by the non-prevailing party of reasonable out-of-pocket fees, costs and expenses, including reasonable out-of-pocket attorneys’ fees that are incurred by the prevailing party in such action, suit or proceeding.

(d) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the sources of any debt financing (which for the purposes of this provision shall include the financing sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the debt commitment letter) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to any the commitment letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the debt commitment letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the sources of the debt financing in any way relating to the debt commitment letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the debt commitment letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the parties hereto and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any source of the debt financing, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the debt commitment letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no source of any debt financing shall have any liability (whether in contract, in tort or otherwise) to any of the parties hereto and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the debt commitment letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the sources of the debt financing are intended third-party beneficiaries of, and shall be entitled to the protections of this provision.

Section 10.10 Counterparts, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.11 Headings, Etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

Section 10.12 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 10.13 Remedies.

(a) The parties understand and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages may be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that in the event of any breach or threatened breach by the Company or the Sellers, on the one hand, or Buyer, on the other hand, of any provision of this Agreement, the Company and the Representative, on the one hand, or Buyer, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any action, claim, suit or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law. Except as otherwise provided in this Agreement, nothing herein shall be construed as a waiver by Buyer or the Sellers of any right they may now have or hereafter acquire to monetary damages from the other parties by reason of any injury to its property, or otherwise arising out of any breach or any otherwise wrongful act or omission by such parties.

(b) To the extent any party hereto brings an action, claim, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the third (3rd) Business Day following the resolution of such action, claim, suit or proceeding or (ii) such other time period established by the court presiding over such action, claim, suit or proceeding.

Section 10.14 Knowledge. For purposes of this Agreement, (i) “knowledge” of the Company or Blocker means the actual knowledge of the persons listed on Schedule 10.14(i) (but solely with respect to the representation an warranties set forth opposite such Person’s name on Schedule 10.14(i)), and (ii) “knowledge” of Buyer means the actual knowledge of the persons listed on Schedule 10.14, in each case, after reasonable inquiries of their respective direct reports (which, for the avoidance of doubt, shall not require any such person to make any inquiry to any customer, supplier or subcontractor of the Company Group or Governmental Authority or other third party).

Section 10.15 Non-Recourse. Notwithstanding anything that may be express or implied in this Agreement to the contrary, the parties hereto agree that all claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) based upon, arising under, or related to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such Transaction Document), may be made only against (and such representations and warranties are those solely of) the parties hereto or thereto. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, the parties agree and acknowledge that no recourse under this Agreement, any Transaction Document, or any documents or instruments delivered in connection with this Agreement or any Transaction Document, or any transaction contemplated by any of the foregoing, shall be had against any Seller Related Party or Buyer Related Party that is not a party to such agreement (together, the “Nonparty Affiliates”, it being acknowledged and agreed, for the avoidance of doubt, that none of Buyer, Sellers, Blocker or the Company shall be Nonparty Affiliates hereunder), whether by the enforcement of any assessment or by any legal or equitable Litigation, or by virtue of any Law, or by virtue of any breach or alleged breach hereof or thereof, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether at law or in equity, and whether in contract or in tort or otherwise), it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Nonparty Affiliate for any obligation of any party under this Agreement, any Transaction Document, any documents or instruments delivered in connection with this Agreement or any Transaction Document, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.16 Waiver of Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that, for purposes of this Agreement and the transactions contemplated hereby, the Company is the client of the Identified Counsel, and not any of its individual unitholders, and the Identified Counsel has acted as counsel to the Company in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby (the “Prior Representation”). After the Closing, it is possible that the Identified Counsel will represent a Seller, and/or any of their respective Affiliates (individually and collectively, the “Seller Group”) in connection with any disputes related to the transactions contemplated by this Agreement or the Transaction Documents (the “Post-Closing Matters”). Each of Parent and Buyer hereby consents to, and waives any conflict of interest arising from, the Identified Counsel (or any successor) representing the Seller Group or any director, member, partner, officer, employee, representative or Affiliate of the Seller Group in connection with any Post-Closing Matter notwithstanding the Prior Representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so. Each party further agrees that, in connection with any future dispute between Buyer, the Company or any of their respective Affiliates, on the one hand, and the Seller Group or any of their respective Affiliates, on the other hand, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, as to all communications among the Identified Counsel, the Seller Group, the Company or any of its or their respective Affiliates prior to the Closing that are subject to attorney-client privilege as of immediately prior to the Closing, the attorney-client privilege belongs to the Seller Group and may be controlled by the Seller Group, and shall not pass to or be claimed by Buyer, the Company or any of their respective Affiliates.

Section 10.17 DISCLAIMER.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF (I) EACH NATURIUM SELLER EXPRESSLY SET FORTH IN SECTION 4.01 ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SUCH NATURIUM SELLER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) THE BLOCKER SELLER EXPRESSLY SET FORTH IN SECTION 4.02 ARE AND SHALL CONSTITUTE THE SOLE AND

EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BLOCKER SELLER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (III) THE COMPANY EXPRESSLY SET FORTH IN ARTICLE V ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF THE COMPANY, BLOCKER, ANY SELLER, ANY SELLER RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE VALUE, MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY OR BLOCKER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE VALUE, MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY OR BLOCKER, ARE HEREBY EXPRESSLY DISCLAIMED. BUYER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND THE BUYER RELATED PARTIES (1) THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE NATURIUM SELLERS AS SET FORTH IN SECTION 4.01, THE BLOCKER SELLER AS SET FORTH IN SECTION 4.02, AND THE COMPANY AS SET FORTH IN ARTICLE V, (2) THAT NEITHER BUYER OR ANY BUYER RELATED PARTY WILL HAVE ANY RIGHT OR REMEDY (AND NONE OF THE COMPANY, BLOCKER, ANY SELLER OR ANY SELLER RELATED PARTY SHALL HAVE ANY LIABILITY WHATSOEVER) ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE IV AND ARTICLE V, AND (3) THAT BUYER SHALL ACQUIRE THE COMPANY AND BLOCKER AND THEIR ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of itself and the Buyer Related Parties, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company, Blocker, the Sellers or any Seller Related Party, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in ARTICLE IV and ARTICLE V hereof as a representation and warranty by the Naturium Sellers, the Company or the Blocker Seller.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT EXPRESSLY SET FORTH IN ARTICLE VI ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND PARENT IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF BUYER, PARENT ANY BUYER RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, ARE HEREBY EXPRESSLY DISCLAIMED. EACH OF THE SELLERS, BLOCKER AND THE COMPANY REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND THE SELLER RELATED PARTIES (1) THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY BUYER AS SET FORTH IN ARTICLE VI AND (2) THAT NONE OF THE SELLERS, BLOCKER, THE COMPANY OR ANY SELLER RELATED PARTY WILL HAVE ANY RIGHT OR REMEDY (AND NONE OF BUYER, PARENT OR ANY BUYER RELATED PARTY SHALL HAVE ANY LIABILITY WHATSOEVER) ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE VI,

Section 10.18 Due Diligence Review. Buyer acknowledges, covenants and agrees, on behalf of itself and each Buyer Related Party: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company, Blocker and their businesses; (b) that it has been furnished with or given full and satisfactory access to such documents and information about the Company, Blocker and their businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Naturium Sellers, the Blocker Seller and the Company expressly contained in ARTICLE IV and ARTICLE V hereof; (d) that other than the representations and warranties of the Naturium Sellers, the Blocker Seller and the Company expressly contained in ARTICLE IV and ARTICLE V hereof, no representation or warranty has been or is being made by the Naturium Sellers, the Blocker Seller, the or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its representatives and advisors; and (e) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, Buyer is familiar with such uncertainties, Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any Buyer Related Party, none of Buyer or any Buyer Related Party has relied or will rely on such information, and Buyer will not assert, and each will cause its Buyer Related Parties not to assert, any claims against the Company, Blocker or the Sellers (or any Seller Related Party) with respect thereto.

Section 10.19 Releases.

(a) As of the Closing, Buyer, on its own behalf and on behalf of the Buyer Related Parties (each, together with Buyer, a “Buyer Releasing Person”), hereby releases and forever discharges each of the Sellers and their respective Affiliates, successors and assigns, and each other Seller Related Party (each, a “Seller Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Seller Released Person, which any Buyer Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company or Blocker. As of the Closing, each of the Sellers, on its own behalf and on behalf of such Seller’s Seller Related Parties (each, together with the Sellers, a “Seller Releasing Person”), hereby releases and forever discharges Buyer and its Affiliates, successors and assigns, and each other Buyer Related Party (each, a “Buyer Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Buyer Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the Company or Blocker. Notwithstanding the foregoing, the parties acknowledge and agree that this Section 10.19 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under any provision of this Agreement that survives the Closing in accordance with Section 9.01.

(b) Notwithstanding anything to the contrary contained in this Section 10.19, the Buyer Released Persons will remain liable to the Seller Releasing Persons, with respect to the liabilities and obligations, if any, they may have to the Seller Releasing Persons, (i) pursuant to this Agreement, or any other agreement or document executed or delivered pursuant to or in connection with this Agreement, (ii) with respect to any Seller Releasing Persons that is or was an employee of the Company, for any and all matters relating to such person’s employment with the Company, (iii) any rights any Seller Releasing Person may have to indemnification or advancement or reimbursement of expenses under any directors’ liability insurance policy, tail insurance policy or pursuant to the Organizational Documents of Blocker or the Company and (iv) for any claim for Fraud.

(c) Notwithstanding anything to the contrary contained in this Section 10.19, the Seller Released Persons will remain liable to the Buyer Releasing Persons, with respect to the liabilities and obligations, if any, they may have to the Buyer Releasing Persons (i) pursuant to this Agreement, or any other agreement or document executed or delivered pursuant to or in connection with this Agreement and (ii) for any claim for Fraud.

(d) Buyer, on behalf of itself and on behalf of each Buyer Releasing Person, and the Sellers, on behalf of themselves and each Seller Releasing Person, hereby waive any and all rights under Section 1542 of the Civil Code of California, and any similar Law, rule, provision or statute of Delaware, New York or any other jurisdiction, which states in full (or otherwise in substance) as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Buyer, on behalf of itself and on behalf of each Releasing Person, and the Sellers, on behalf of themselves and each Seller Releasing Person, hereby knowingly and willingly waive the provisions of Section 1542 of the Civil Code of California and any similar Law, rule, provision or statute of Delaware, New York or any other jurisdiction that operates to bar the release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this release and this Agreement. In particular, Buyer, on behalf of itself and on behalf of each Releasing Person, and the Sellers, on behalf of themselves and each Seller Releasing Person, hereby acknowledge that they have reviewed this release with their respective legal counsel, and understand and acknowledge the significance and consequences of the provision of this Section.

Section 10.20 Interpretation. The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The term “dollars” and character “$” shall mean United States dollars. The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them. The term “or” is not exclusive, unless the context otherwise requires. The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Buyer, the Company, Blocker, the Sellers and/or the Representative, as applicable, unless the context expressly otherwise requires. The Exhibits and Schedules to this

Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Each representation and warranty is given independent effect, such that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of the first representation or warranty.

Section 10.21 Representative.

(a) Subject to Section 10.21(b), each Seller shall be deemed to have irrevocably constituted, appointed, authorized, directed and empowered, effective as of the Closing, the Representative to act as sole and exclusive agent, attorney-in-fact and representative of such Seller, with full power of substitution, with respect to all matters under this Agreement and the agreements ancillary hereto, including giving and receiving notices hereunder, entering into any amendment or modification hereof, engaging special counsel, accountants or other advisors or incurring such other expenses on behalf of the Sellers, holding back from disbursement to any Seller any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law, negotiating, settling, compromising or otherwise resolving any dispute hereunder (including any disputes relating to the Adjustment Escrow Amount) or doing any and all things and taking any and all actions, in each case that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any other documents or instruments entered into in connection herewith.

(b) Notwithstanding Section 10.21(a), if a matter relates solely to Blocker or the Blocker Seller and could not reasonably be expected to adversely affect any Non-Blocker Seller, then the ability to take any action (or refrain from taking any action) with respect to such matter is hereby delegated solely to the Blocker Seller.

(c) Neither the Representative nor any of its officers, directors, managers, employees, agents or representatives shall incur any responsibility or liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes fraud or willful misconduct. The Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each Seller shall, severally and not jointly, indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred, on a pro rata basis consistent with the Payout Schedule; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Representative, the Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Expense Fund and (ii) the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Representative to be paid from the Representative Expense Fund and the Adjustment Escrow Account, this does not relieve the Sellers of their obligation to promptly pay such Representative Losses as they are suffered or incurred (consistent with the allocation in the immediately preceding sentence), nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything to the contrary in this Agreement, in no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 10.21(c) shall survive the Closing, the resignation or removal of the Representative or any termination of this Agreement pursuant to Section 9.02.

(d) Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Representative hereunder or in connection with this Agreement. All decisions, actions, consents and instructions of the Representative authorized to be made, taken or given pursuant to this Section 10.21 shall be final and binding upon all the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same.

(e) At the Closing, Buyer shall deliver to the Representative the Representative Expense Fund, to be held to cover and reimburse the fees, expenses and other monetary obligations incurred by the Representative in connection with the carrying out by the Representative of its duties under this Agreement. The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses, charges or liabilities pursuant to this Agreement and any agreements ancillary hereto. The Sellers will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its fraud or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.

(f) As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver (or will cause to be delivered) the balance of the Representative Expense Fund to the Sellers the portion of the balance of the Representative Expense Fund such holder is entitled to receive in accordance with this Agreement and the Payout Schedule. In the event that any amount is owed to the Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the amounts remaining in the Representative’s Expense Fund, the Representative shall be entitled to be reimbursed by the Sellers on a pro rata basis (consistent with the allocation in the immediately preceding sentence), and the Sellers shall so reimburse the Representative. Upon written notice from the Representative to the Sellers as to any such owed amount, including a reasonably detailed description as to such owed amount, each Seller shall promptly deliver to the Representative full payment of his, her or its pro rata share of such owed amount (determined on a basis consistent with the allocation in the first sentence of this Section 10.21(f)). For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

NATURIUM LLC

By:	/s/ Francois Bonin
Name: Francois Bonin
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

THE CENTER BRANDS LLC

By:	/s/ Ben Bennett
Name: Ben Bennett
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

TCB PRELUDE HOLDINGS, LLC

By:	/s/ Neda Daneshzadeh
Name: Neda Daneshzadeh
Title: President and Secretary

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

TCB-N PRELUDE BLOCKER CORP.

By:	/s/ Neda Daneshzadeh
Name: Neda Daneshzadeh
Title: President and Secretary

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

ELAINE J. BALADY

By:	/s/ Elaine J. Balady

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

THE CENTER BRANDS LLC, solely in its capacity as the Representative

By:	/s/ Ben Bennett
Name: Ben Bennett
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

E.L.F. COSMETICS, INC.

By:	/s/ Scott Milsten
Name: Scott Milsten
Title: SVP, General Counsel & Chief People Officer

E.L.F. BEAUTY, INC.

By:	/s/ Scott Milsten
Name: Scott Milsten
Title: SVP, General Counsel & Chief People Officer

[Signature Page to Securities Purchase Agreement]